 As filed with the Securities and Exchange Commission on December 21, 2000
                                                      Registration No. 333-47770
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              Amendment No. 3
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                               CIDRA CORPORATION
             (Exact name of registrant as specified in its charter)

       Delaware                       3674                         06-1461666
   (State or other
    jurisdiction of       (Primary Standard Industrial            (IRS Employer
   incorporation or
     organization)        Classification Code Number)          Identification No.)

                               ----------------

                              50 Barnes Park North
                             Wallingford, CT 06492
                                 (203) 265-0035
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ----------------

                                F. Kevin Didden
                      President & Chief Executive Officer
                               CiDRA Corporation
                              50 Barnes Park North
                             Wallingford, CT 06492
                                 (203) 265-0035
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ----------------

                                With copies to:

  Frank J. Marco, Esq.      Michael Grillo, Esq.          Alan Dean, Esq.
 Lewis J. Geffen, Esq.    Gerard L. DePardo, Esq.      Davis Polk & Wardwell
  Mintz, Levin, Cohn,        CiDRA Corporation          450 Lexington Avenue
        Ferris,             50 Barnes Park North         New York, NY 10017
Glovsky and Popeo, P.C.    Wallingford, CT 06492           (212) 450-4000
  One Financial Center         (203) 265-0035
    Boston, MA 02111
     (617) 542-6000            ----------------

  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued December 21, 2000

                                6,700,000 Shares

                                  [CiDRA logo]
                                  COMMON STOCK

                                  -----------

CiDRA Corporation is offering 6,700,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $14.00 and $16.00 per share.

                                  -----------

We have applied to list our common stock on the Nasdaq National Market under the symbol "CIDR."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                  Underwriting
                                  Price to        Discounts and      Proceeds to
                                   Public          Commissions          CiDRA
                                  --------        -------------      -----------
Per Share....................        $                 $                 $
Total........................       $                 $                 $

We have granted the underwriters the right to purchase up to an additional 1,005,000 shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on      , 2001.

                                  -----------
MORGAN STANLEY DEAN WITTER
    CIBC WORLD MARKETS
         UBS WARBURG LLC
              THOMAS WEISEL PARTNERS LLC
                 RAYMOND JAMES & ASSOCIATES, INC.

     , 2001

[INSIDE FRONT COVER--ARTWORK TO COME]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  19
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Data..................................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23

                                                                            Page
                                                                            ----
Business...................................................................  28
Management.................................................................  41
Related Party Transactions.................................................  49
Principal Stockholders.....................................................  52
Description of Capital Stock...............................................  54
Shares Eligible for Future Sale............................................  57
Underwriters...............................................................  60
Legal Matters..............................................................  63
Experts....................................................................  63
Where You Can Find Additional Information..................................  63
Index to Financial Statements.............................................. F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

   Until      , 2001 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   We were incorporated in Delaware on August 7, 1996. Our principal executive offices are located at 50 Barnes Park North, Wallingford, Connecticut 06492, and our telephone number is (203) 265-0035. Our web site address is www.cidra.com. The information contained on our web site is not incorporated by reference into this prospectus. We have included our web site address in this prospectus only as an inactive textual reference and do not intend it to be an active link to our web site. CiDRA, the CiDRA logo and AgileWave are our trademarks. This prospectus also contains trademarks and trade names of other entities.

   Unless otherwise indicated, all information contained in this prospectus:

  . assumes that the underwriters do not exercise their over-allotment option;

  .  reflects a 2-for-1 split of our common stock effected on April 7, 2000;
     and

  . reflects the conversion of all of our outstanding shares of preferred stock into 38,995,680 shares of common stock upon completion of this offering.

                               PROSPECTUS SUMMARY

   This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                               CiDRA Corporation

   We design, manufacture and market high-precision component, module and subsystem products, based upon our proprietary technology, for next-generation optical networks. Optical networks are communications networks that use wavelengths of light to transmit voice and data signals through long fibers of glass thinner than a human hair, or optical fibers. Our optical networking products are designed to permit highly accurate control of optical signals to enable new and enhanced features in optical networks, improve performance in the transmission of optical signals and increase the ability to change the configuration of optical networks. We use our proprietary technology to develop and design products that are actively adjustable, or tunable, to work at different frequencies of light. Our components serve as the building blocks for our module and subsystem products, which can actively change the path of, or route, evaluate the quality of, or monitor, and restore and maintain the quality of, or condition, optical signals in real time. Our manufacturing process is highly automated and is designed to allow us to build customized products in high volumes. Our target customers include major suppliers of equipment used in optical networks. To date, we have received purchase orders from three large suppliers of optical networking equipment, including Cisco Systems and Corvis Corporation.

   Technological innovation and the widespread use of the Internet, Internet-based applications and corporate data networks have propelled the rapid growth in the volume of data traffic transmitted across communications networks. According to Ryan, Hankin & Kent, Inc., a leading market research and consulting firm, the transmission of data traffic is predicted to increase from 350,000 terabytes per month in 1999 to more than 16 million terabytes per month in 2003. Advanced next-generation optical networks built using new optical components, modules and subsystems will serve as a primary means of addressing this new demand.

   We are developing a family of AgileWave components, modules and subsystems to enable service providers to build next-generation optical networks offering the following features and functionality:

  . High Channel Counts. Our products can enable tight spacing between different wavelengths of light, or channels, thereby allowing a high number of channels on a single optical fiber.

  . Long Reach, High Transmission Rates. Our products are being developed to enable optical signals to travel long distances and transmit data at high speeds by providing critical monitoring and conditioning of signal impairments that degrade quality and system performance.

  . Network Intelligence. Our AgileWave products are being developed to bring intelligence to optical networks through increased use of embedded software to allow communications service providers to better serve and retain their customers.

  . Stability and Reliability. We believe our products offer distinct advantages over competing products in terms of stability of performance over a range of temperatures, or thermal stability, and the limitation of undesired movement of wavelengths, or drift, and can provide our customers increased network uptime and service reliability.

  . Cost-Effectiveness. We are developing the manufacturing capacity for high-volume production and offer several different products featuring a common or substantially similar packaging technology, thereby reducing our production costs.

   Our objective is to be a leading provider of cost-effective optical components, modules and subsystems for the optical networking industry and to enable a new level of network flexibility, reliability and intelligence for next-generation optical networks. In order to achieve this objective, a key element of our strategy is to leverage and expand our proprietary technology platform to continue to develop precisely tunable, highly accurate and reliable optical networking products. We will use this technology platform together with our highly trained staff of optical engineers to rapidly respond to customer requirements for customized solutions. We are also implementing an efficient manufacturing process that we believe will enable us to deliver high quality and reliable products while also enabling us to scale production to large volumes. Although we believe our technology and products have key advantages over alternative optical networking technologies and products in terms of tunability, stability and reliability, our products are not applicable to all network functions required in next-generation systems for which other technologies are better suited.

   Our initial business focus was the development of industrial optical sensing products to measure temperature and pressure in oil and gas wells. The proprietary optical technology we developed for these products is particularly well suited to providing precise control and measurement in these extremely harsh environments. Toward the end of 1999, we began leveraging the technology we originally developed for sensing applications to develop products for the optical networking industry. Because we believe the market opportunity in the optical networking industry is significantly greater than the opportunity in the oil and gas industry, in the first quarter of 2000 we shifted the focus of our business to the development of a family of tunable, highly accurate and reliable products for optical networks. We began generating revenue in the first quarter of 2000, and through September 30, 2000, all of our revenue had been derived from the sale of industrial optical sensing products and related services to one oil and gas customer.

                                  THE OFFERING

Common stock offered................    6,700,000 shares

Common stock to be outstanding
after this offering.................    57,447,775 shares

Use of proceeds.....................    We anticipate we will use the net
                                        proceeds for general corporate
                                        purposes, including capital
                                        expenditures, product research and
                                        development activities, working
                                        capital and expansion of our sales
                                        and marketing operations. See "Use
                                        of Proceeds."

Proposed Nasdaq National Market
symbol..............................    CIDR

   The information above is based on the number of shares of common stock outstanding as of October 31, 2000 and assumes the conversion of all of our preferred stock outstanding as of October 31, 2000 into 38,995,680 shares of common stock upon the completion of this offering. It does not include:

  . 3,475,164 shares of common stock issuable upon the exercise of stock options outstanding as of October 31, 2000 at a weighted average exercise price of $3.11 per share;

  . 301,485 shares of common stock issuable upon the exercise of warrants outstanding as of October 31, 2000 at an exercise price per share equal to the initial public offering price per share in this offering (the number of shares of common stock issuable upon exercise of these warrants is equal to approximately 4.5% of the shares issuable in this offering so that any change in the size of this offering from 6,700,000 shares will result in a proportionate change in the number of shares issuable upon exercise of these warrants);

  . 1,680,245 shares of common stock reserved for future awards under our stock plans; and

  . 500,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan, which will become effective upon completion of this offering.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                               Nine Months
                                                             Ended September
                                  Year Ended December 31,          30,
                                  -------------------------  ----------------
                                   1997     1998     1999     1999     2000
                                  -------  -------  -------  -------  -------
                                                               (unaudited)
Statement of Operations Data:
Revenue.......................... $   --   $   --   $   --   $   --   $   468
Loss from operations.............  (2,418) (13,217) (21,491) (15,347) (25,494)
Net loss attributable to common
 stockholders....................  (2,375) (12,715) (21,056) (15,026) (24,157)
                                  =======  =======  =======  =======  =======
  Basic and diluted net loss per
   share attributable to common
   stockholders.................. $  (.72) $ (3.33) $ (3.39) $ (2.53) $ (2.85)
                                  =======  =======  =======  =======  =======
  Shares used in computing basic
   and diluted net loss per share
   attributable to common
   stockholders..................   3,316    3,818    6,209    5,937    8,468
                                  =======  =======  =======  =======  =======
  Pro forma basic and diluted net
   loss per common share
   (unaudited)...................                   $  (.59)          $  (.56)
                                                    =======           =======
  Shares used in computing pro
   forma basic and diluted net
   loss per common share
   (unaudited)...................                    35,798            43,305
                                                    =======           =======



   The summary balance sheet data as of September 30, 2000 are presented:

  .  on an actual basis;

  . on a pro forma basis to give effect to the conversion of all of our outstanding preferred stock into 38,995,680 shares of common stock upon the completion of this offering; and

  . on a pro forma as adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of the 6,700,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share after deducting underwriting discounts and commissions and estimated offering expenses.

                                                      As of September 30, 2000
                                                      -------------------------
                                                                         Pro
                                                                 Pro   Forma As
                                                      Actual    Forma  Adjusted
                                                      -------  ------- --------
                                                            (unaudited)
Balance Sheet Data:
Cash, cash equivalents and marketable securities..... $86,454  $86,454 $178,869
Working capital......................................  75,051   75,051  167,466
Total assets......................................... 114,491  114,491  206,906
Long-term debt, less current portion.................   2,250    2,250    2,250
Mandatorily redeemable convertible preferred stock... 150,540      --       --
Total stockholders' (deficit)/equity................. (54,704)  95,836  188,251

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

   Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

   This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks faced by us described below and elsewhere in this prospectus.

Risks Related to Our Business

We have never been profitable and expect to incur losses for the foreseeable future

   We have never been profitable and expect to continue to incur losses for the foreseeable future. We incurred net losses of $239,000 in the period from our inception on August 7, 1996 through December 31, 1996, $2.4 million in 1997, $12.7 million in 1998, $21.1 million in 1999, and $24.2 million in the nine months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of $60.5 million. To date, we have not achieved profitability on a quarterly or annual basis. Due to lack of cash generated from operations, we have funded our operations through the sale of equity securities, bank borrowings and equipment lease financing. We have a large amount of fixed expenses and we expect to continue to incur significant and increasing manufacturing, sales and marketing, product development and administrative expenses. We had no revenue for the period from our inception on August 7, 1996 through December 31, 1999. For the nine months ended September 30, 2000, our revenue of $468,000 was derived solely from the sale of industrial optical sensing products and related services, which is no longer the principal focus of our business. We will need to generate revenue from optical networking products, the new focus of our business, while containing our expenses, to achieve and maintain profitability. We cannot assure you that we will ever generate sufficient revenue to achieve and maintain profitability.

We have only recently shifted the focus of our business to optical networking products therefore we have a limited operating history upon which you can evaluate our business and prospects

   We believe the market opportunity for our products in the telecommunication industry is significantly greater than the opportunity in the oil and gas industry. Accordingly, we recently shifted our business focus from the development and sale of our industrial optical sensing products, which sense changes in environmental conditions such as temperature and pressure in oil and gas wells, to the development and sale of our optical networking products, which are used in the transmission of communication signals over optical fiber-based communication networks. As a result, we have only a limited operating history upon which you can evaluate our business and prospects. We find it difficult to forecast our prospects accurately, and we do not have meaningful historical financial data upon which to plan future operating expenses. We did not shift our focus to optical networking products until the first quarter of 2000, and we did not begin commercial production of our first optical networking product until the fourth quarter of 2000. We have not yet generated any revenue from optical networking products. We face the risks and difficulties frequently encountered by early stage companies in a new and rapidly evolving market. The revenue and income potential of our products and business are, and the size of our market is, unproven. Our ability to sell products and achieve success will depend on, among other things, the level of demand for our products and our capacity to meet demand.

We expect our quarterly revenue and operating results to fluctuate and the price of our common stock could fall if quarterly results are lower than the expectations of securities analysts and you may lose all or part of your investment

   We expect our revenue and operating results to fluctuate. As of September 30, 2000, all of our revenue had been derived from the sale of industrial optical sensing products and related services. As we expand our business focus on the development and sale of optical networking products, we expect that revenue from the sale of industrial optical sensing products will represent an increasingly smaller percentage of our revenue and that revenue from the sale of optical networking products will eventually represent the substantial majority of our total revenue. We anticipate that our revenue and operating results are likely to vary significantly from quarter to quarter in the future. It is likely that in future quarters our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock will likely decrease. A number of factors relating to our optical networking products, many of which are discussed in other risk factors, may cause variations in our results of operations, including:

  .  cancellations of orders and shipment rescheduling;

  .  our manufacturing capacity and yields;

  . our ability to develop, introduce, manufacture and ship new and enhanced products in a timely manner without defects;

  .  the mix of our products sold; and

  . economic conditions and capital spending for optical networking equipment in the communications and related industries.

   In addition, a number of factors relating to our industrial optical sensing products may cause variations in our results of operations including:

  .  long lead times and sales cycles associated with our sensing systems;

  . our expectation that oil and gas companies may sporadically place large orders for our sensing systems;

  . adverse weather conditions resulting in delayed delivery or customer acceptance for systems to be installed in offshore oil and gas wells; and

  . general economic conditions in the oil and gas industry which would affect capital spending by our target customers.

   A high percentage of our expenses, including those related to manufacturing, engineering, sales and marketing, research and development and general and administrative functions, are essentially fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be seriously harmed. As we expand our manufacturing capacity, we will incur expenses for expansion in one quarter that may not result in offsetting revenue until a subsequent quarter. New product introductions can also result in a mismatching of research and development expenses and sales and marketing expenses that are incurred in one quarter with revenue that is not received until a subsequent quarter when the new product is introduced. In addition, our quarterly results may be affected by fluctuations in our manufacturing yields as we begin volume production of our products. If growth in our revenue does not outpace the increase in our expenses, our results of operations could be seriously harmed. Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results will not be meaningful. You should not rely on our results for one quarter as any indication of our future performance.

We did not begin commercially shipping the first of our optical networking products until the end of the fourth quarter of 2000 and our success depends on the commercial acceptance of this product and the other optical products we have under development

   We did not begin commercial shipments of our first optical networking product until the end of the fourth quarter of 2000. Until we are able to diversify our sales by introducing other products, our optical networking revenues will be derived solely from sales of our athermal channel filter. Our success will depend on the commercial acceptance of this channel filter and our ability to develop and find customers for the additional optical networking products we have under development. In the near term, we expect that substantially all of our optical networking revenues will be derived from a small number of products.

We expect that we will rely on a limited number of customers and that sales to any single customer may vary significantly from quarter to quarter, which may cause our operating results to fluctuate

   We expect that our customer base will be limited and highly concentrated. We also expect that sales to any single customer may vary significantly from quarter to quarter. All of our revenue to date has been derived from the sale of industrial optical sensing products and related services to one customer, BP Exploration & Oil Inc.

and Amoco Production Company. Customers in the optical networking industry tend to order large quantities of products on an irregular basis. This means that customers who account for a significant portion of our net revenue in one quarter may not place any orders in the succeeding quarter. These ordering patterns may result in significant quarterly fluctuations in our revenue and operating results. We do not expect that our customers will have any minimum purchase obligations, and they may stop placing orders with us at any time, regardless of any forecast they may have previously provided. Accordingly, any downturn in our customers' business could significantly decrease sales of our products to these customers. If current and future customers do not place significant orders, or if we lose key customers without a corresponding increase from other customers, our operating results would be harmed.

If we are unable to implement full-scale manufacturing capabilities for optical networking products or expand our manufacturing capacity in a timely manner when needed, we may have insufficient capacity, which will seriously harm our revenue

   We are currently in the process of completing our manufacturing capabilities for full-scale production of optical networking products in our facilities located in Wallingford, Connecticut. In addition, we plan to devote significant resources to expanding our manufacturing capacity for optical networking products in the future. We have no experience in manufacturing optical networking products in commercial volumes or in rapidly increasing our manufacturing capacity. We will be required to hire, train and manage significant numbers of additional manufacturing personnel in order to develop and increase our production capacity. There are numerous risks associated with implementing full-scale production capabilities and rapidly increasing capacity, including:

  .  the inability to procure and install the necessary equipment;

  .  lack of availability of manufacturing personnel;

  . lack of availability of additional manufacturing facilities in desirable locations on commercially reasonable terms;

  .  difficulties in achieving adequate yields from new manufacturing lines;
     and

  .  the inability to match future order volumes with capacity.

   If we are unable to develop or expand our manufacturing capacity in a timely manner, we may have insufficient capacity, which will seriously harm our business.

Because we depend on single or limited sources of supply for some of the materials, components and equipment used to manufacture our products, we could encounter difficulties in meeting scheduled product deliveries to our customers, which could cause customers to cancel orders

   We currently purchase several key materials and components used in our products from single or limited sources of supply. We have no guaranteed supply arrangements for any of these materials or components, which we generally purchase through purchase orders. As a result, these suppliers could terminate the supply of these materials and components at any time without penalty. Our failure to obtain these materials and components or other single or limited-source materials and components could delay or reduce our product shipments, which could result in lost orders, increase our costs, reduce our control over quality and delivery schedules or require us to redesign our products. If a significant supplier became unable or unwilling to continue to manufacture or ship materials or components in required volumes, we would have to identify and qualify an acceptable replacement. A delay or reduction in shipments caused by a need to identify and qualify replacement suppliers or a significant increase in our need for materials or components that cannot be met on acceptable terms could cause customers to cancel orders and would harm our business.

   We also depend on a limited number of manufacturers and vendors that make and sell the complex equipment that we use in our manufacturing process, such as lasers. In periods of high market demand, the lead times from order to delivery of this equipment could be as long as nine months. Delays in the delivery of this equipment or increases in the cost of this equipment could harm our operating results.

If we fail to manage our inventory levels for our manufacturing facilities effectively, we could incur additional costs or experience manufacturing delays

   Because we experience long lead times for materials and are often required to purchase significant amounts of these items far in advance of product shipments, we may not effectively manage our inventory levels. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. Lead times for components and materials that we order vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms and current market demand for the components or materials at a given time. For substantial increases in production levels, some suppliers may need six months or more lead time. If we overestimate our component and material requirements, we may have excess or obsolete inventory, which would increase our costs. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers, resulting in the loss of orders or customers.

If we do not achieve acceptable manufacturing yields in a cost-effective manner or achieve sufficient product reliability, our ability to ship products to our customers could be delayed and our revenue may suffer

   The manufacture of our products involves complex and precise processes. Changes in our manufacturing processes or those of our suppliers, or their inadvertent use of defective materials, could significantly reduce our manufacturing yields and product reliability. The majority of our manufacturing costs are relatively fixed. Accordingly, manufacturing yields are critical to our results of operations. Lower than expected production yields could delay product shipments and impair our gross margins. We cannot assure you that we will achieve acceptable manufacturing yields in the future.

   In some cases, existing manufacturing techniques involving substantial manual labor may not allow us to meet our production goals cost-effectively. We will need to develop new manufacturing processes and techniques that will involve higher levels of automation to increase our gross margins and achieve the price levels acceptable to our customers. However, we cannot assure you that we can achieve manufacturing cost levels that will fully satisfy our customer demands.

   Because we plan to produce many of our products to meet the specifications of our customers and to introduce new products and product enhancements regularly, we must effectively transfer production information from our product development department to our manufacturing group and coordinate our efforts with those of our suppliers. If we fail to effectively manage this process or if we experience delays, disruptions or quality control problems in our manufacturing operations, our shipments of products to our customers could be delayed, which could result in the loss of orders or customers.

If our customers do not qualify our products to be designed into their products and systems, we could lose significant customer sales and opportunities and may not be successful

   Optical networking equipment manufacturers often undertake extensive qualification processes prior to placing orders for large quantities of products like ours, because these products must function as part of a larger system or network. Once they decide to use a particular supplier's product or component, these customers design the product into their system. Suppliers whose products or components are not designed into a company's system are unlikely to make sales to that company until at least the adoption of a future redesigned system. Even then, many companies may be reluctant to design entirely new products into their new systems, as it could involve significant additional redesign efforts. One of our products, our athermal channel filter, is currently undergoing full qualification and formal acceptance testing with one customer and initial customer testing with a second customer. A second product, our tunable grating module, is currently undergoing initial customer testing with three customers. To date, however, none of our optical networking products has been fully qualified by any customer. If we fail in a potential customer's qualification process, we will lose the opportunity for significant sales to that customer for a lengthy period of time.

If our customers do not qualify our manufacturing lines for volume shipments, they may not purchase our products and our operating results would suffer

   Generally, optical networking equipment manufacturers do not purchase products like ours, other than in limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. Our existing manufacturing lines, as well as each new manufacturing line, must pass through varying levels of qualification with our customers. We have received ISO 9001 certification. ISO 9001 is a quality assurance standard that is accepted and recognized worldwide and applies to industries involved in the design and development, manufacturing, installation and servicing of products and services. However, customers may also require that we be registered under other quality standards, such as TL 9000, which is a quality assurance standard specifically developed by and for the telecommunication industry. This customer qualification process determines whether our manufacturing lines meet the customers' quality, performance and reliability standards. If there are delays in qualification of our manufacturing lines, our customers may drop the product from a long-term supply program, which would result in significant lost revenue opportunity over the term of that program.

We expect a lengthy and variable qualification and sales cycle for our optical networking products, which will make it difficult to predict the timing or probability of a sale and may cause us to have excess manufacturing capacity or inventory

   We expect our customers to expend significant efforts in evaluating and qualifying our products and manufacturing process. This evaluation and qualification process, which can be as long as five months, will likely result in a lengthy sales cycle. While potential customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing and research and development expenses, expend significant management efforts, increase manufacturing capacity and order long-lead-time supplies prior to receiving an order. Even after this evaluation process, it is possible that a potential customer will not purchase our products. In addition, product purchases are frequently subject to unexpected delays. If we increase capacity and order supplies in anticipation of an order that does not materialize, our gross margins will decline and we will have to carry or write off excess inventory. Even if we receive an order, the additional manufacturing capacity that we add to service the customer's requirements may be underutilized in a subsequent quarter. Either situation could cause our results of operations to be below the expectations of investors and public market analysts, which could, in turn, cause the price of our common stock to decline. Our expected long sales cycles, as well as the practice of optical networking equipment manufacturers to sporadically place large orders with short lead times, may cause our revenue and operating results to vary significantly and unexpectedly from quarter to quarter.

If we are unable to commit to deliver sufficient quantities of our products to satisfy major customers' needs, we may not attract or retain orders and customers

   Optical networking equipment manufacturers typically require that suppliers commit to provide specified quantities of products over a given period of time. If we are unable to commit to deliver sufficient quantities of our products to satisfy a customer's anticipated needs, we will lose the order and the opportunity for significant sales to that customer for a lengthy period of time. We need to increase manufacturing capacity significantly to enable us to commit to provide a large number of customers with specified quantities of products.

Our success depends upon our ability to develop and successfully introduce new and enhanced products that meet the needs of our customers in a timely manner

   Our success depends on our ability to anticipate our customers' needs and develop products that address those needs. The optical networking industry is characterized by rapid technological changes, frequent new product introductions, changes in customer requirements and evolving industry standards. We must continue to develop state-of-the-art products and introduce them commercially in order to be successful. Introduction of new products and product enhancements will require that we effectively transfer production processes from research and development to manufacturing and coordinate our efforts with the efforts of our suppliers to rapidly achieve volume production. If we fail to effectively transfer production processes, develop product enhancements or introduce new products that meet the needs of our customers as scheduled, our revenue may decline.

We must substantially expand our sales staff in order to increase market awareness and sales of our products or our revenue may not increase

   The sale of our products will require long and involved efforts targeted at several key departments within our prospective customers' organizations and will require the prolonged efforts of executive personnel and applications engineers working together with a number of dedicated salespersons. Currently, our sales organization is limited. We will need to expand our sales force in order to increase market awareness and sales of our products. Competition for these individuals is intense, and we might not be able to hire the kind and number of sales personnel and applications engineers we need. In addition, new hires will take time to reach full productivity. If we are unable to expand our sales operations, we may not be able to increase market awareness or sales of our products, which would prevent us from increasing our revenue.

Our optical networking products will be deployed in large and complex systems and may have defects that are not detected until after they have been installed, which could damage our reputation, cause us to lose customers and result in substantial costs

   Our optical networking products are designed to be deployed in large and complex optical networks. Because of the nature of these products, they can only be fully tested for reliability when deployed in networks for long periods of time. These products may contain undetected defects when first introduced or as new versions are released, and our customers may discover defects in our products only after they have been fully deployed and operated under peak stress conditions. In addition, our products are combined with products from other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. If we are unable to fix defects or other problems, we could experience, among other things:

  .  loss of customers;

  .  loss of revenue;

  .  damage to our brand reputation;

  .  failure to attract new customers or achieve market acceptance;

  .  increased service, warranty and insurance costs;

  .  diversion of development and engineering resources; and

  .  legal actions by our customers.

   Although we carry product liability insurance, our insurance may not cover all claims brought as a result of defective products and it may not be adequate to indemnify us for all liability that may be imposed as a result of defective products.

If we fail to manage our growth effectively, our business may not succeed

   Our ability to offer our products and successfully implement our business plan in a rapidly evolving market requires an effective planning and management process. We plan to continue to expand the scope of our operations and have increased the number of our employees substantially in the past twelve months. As of October 31, 1999 we had a total of 127 employees and as of October 31, 2000, we had grown to a total of 312 employees. We plan to hire a significant number of employees over the next few quarters. We currently have facilities in Wallingford, Connecticut and Houston, Texas. If we outgrow our current facilities, we will need to locate and obtain additional space. The commercial real estate market is extremely competitive and we may not be able to obtain additional needed space on reasonable terms, or at all. Our failure to obtain additional space could adversely impact our ability to expand our business and operations and increase our revenue. The increase in employees and the growth in our operations, has placed, and will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures and continue to expand, train and manage our work force. The failure to effectively manage our growth could adversely impact our ability to manufacture and sell our products, which could reduce our revenue.

We may experience increased competition, which could reduce our sales and gross margins, or cause us to lose market share

   Competition in the optical networking product market in which we compete is intense. We face competition from many companies, including Avanex Corporation, Corning Incorporated, JDS Uniphase Corporation, Lucent Technologies Inc., New Focus, Inc. and Nortel Networks Corporation. Additional competitors may enter the market, and we are likely to compete with new companies in the future. Many of our competitors are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale and support of their products. In addition, several of our competitors have large market capitalizations or cash reserves, and are much better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. For example, JDS Uniphase Corporation recently acquired E-Tek Dynamics and announced the acquisition of SDL, Inc. These and similar acquisitions could give our competitors a strategic advantage. In addition, potential customers may be acquired by our competitors, in which case they would be less likely to purchase products from us. Alternatively, some of our competitors may spin-out new companies in the optical networking components market. For example, Lucent Technologies recently announced that it will spin-off its microelectronics business, which includes the optoelectronics components and integrated circuits division. These companies may compete more aggressively than their former parent companies due to their greater dependence on our markets. Many of our potential competitors have significantly more established sales and customer support organizations than we do. In addition, many of our competitors have much greater name recognition, more extensive customer bases, better developed distribution channels and broader product offerings than we have. These companies can take advantage of their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. We expect to encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors. As a result of the foregoing factors, competitive pressures may result in price reductions, reduced margins and loss of market share.

We depend on a number of key personnel to manage our business effectively, and if we are unable to hire additional qualified personnel or retain existing personnel, our ability to sell our products could be harmed

   Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing, manufacturing and support personnel, particularly F. Kevin Didden, our President and Chief Executive Officer, Faye A. Iseley, our Vice President, Chief Financial Officer, Alan D. Kersey, Ph.D., our Vice President, Chief Technology Officer, and John V. Viega, our Vice President, Operations. Although these officers have entered into employment agreements, they may terminate these agreements without notice. The loss of the services of any of these individuals or any of our other senior management or key employees could seriously impair our ability to operate.

   In order to implement our business plan, we must hire a significant number of additional employees, particularly engineering, sales and manufacturing personnel. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful. Competition for highly skilled personnel is intense. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs, which could adversely impact our ability to manufacture and sell our products.

If we are unable to protect and enforce our intellectual property rights, we may be unable to compete effectively

   Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our intellectual property rights relating to our optical networking products. We attempt to protect our proprietary technology by relying on patent, trademark, service mark, copyright and trade secret laws. As of October 31, 2000, we owned two U.S. patents and had 30 pending U.S. patent applications and ten pending foreign patent applications for technology related to our optical networking products. We cannot assure you, however, that the patent applications that we have filed will be approved, that any patents that may issue will protect our intellectual property or that any patents issued will not be challenged by third parties. Furthermore, other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We also rely on confidentiality procedures and contractual provisions with our employees, consultants and corporate partners. The steps we take to protect our intellectual property may be inadequate, time consuming and expensive. Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business.

Necessary licenses of third-party technology may not be available to us or may be very expensive, making it difficult or impossible to develop new products and product enhancements

   In the future, we may be required to license technology from third parties to sell existing products if it is determined that our existing products infringe upon a third party's intellectual property. From time to time we may also be required to license third-party technology to develop new products or for product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any required third-party license could require us to obtain or develop substitute technology of lower quality or performance standards or at greater cost, either of which could prevent us from operating our business.

We may become subject to intellectual property litigation, which could divert management attention, cause us to incur significant costs and prevent us from selling our products

   There has recently been significant litigation in the United States involving patents and other intellectual property rights. There has been, and we expect that there will continue to be, an increasing amount of this litigation in our industry. Many holders of patents or other intellectual property aggressively use their patent and intellectual property portfolios to realize the value of their proprietary rights or to bring infringement claims against their competitors. We have occasionally been contacted by third parties regarding our interest in licensing their patents or intellectual property, and we may in the future receive claims that we are infringing the patent or intellectual property rights of third parties. Third parties may bring litigation against us alleging infringement of their intellectual property rights. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would consume management time and divert attention. Any potential intellectual property litigation also could force us to do one or more of the following:

  . stop selling, incorporating or using our products that use the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on commercially reasonable terms, or at all; or

  . redesign the products so that they no longer use the challenged technology.

   If we are forced to take any of these actions, our business may be seriously harmed. Although we believe we carry adequate general liability insurance given the intellectual property risks to which we are exposed, we cannot assure you that our insurance will be adequate to indemnify us for all liability that may be imposed.

   We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

We may face risks associated with international sales that could harm our financial condition and results of operations

   As of September 30, 2000, we had received no revenue from international sales. However, we plan to increase our international sales activities. Our efforts to generate international sales will be limited if we cannot establish relationships with international distributors, establish foreign sales operations and develop international sales channel management, hire personnel and develop relationships with international service providers. In addition, in the future we may choose to expand our manufacturing capabilities by opening manufacturing facilities overseas. Even if we are able to successfully establish international operations, we may not be able to maintain or increase international market demand for our products. Our international operations will be subject to the following risks:

  . greater difficulty in accounts receivable collection and longer collection periods, which could adversely affect the recognition of revenue and our operating results;

  . the impact of recessions in economies outside the United States, which would reduce demand for our products in affected countries;

  . changes relating to export restrictions and trade barriers, which could make it costly or impossible to sell our products in some countries; and

  . potential adverse tax consequences, which could make it more costly for us to sell our products overseas.

   While we expect our international revenue and expenses to be predominantly in U.S. dollars, a portion of our international revenue and expenses may be denominated in foreign currencies in the future. Accordingly, we could experience the risks of fluctuating currencies and may choose to engage in currency hedging activities to reduce these risks.

Our business involves the use of some hazardous materials, and environmental laws and regulations may expose us to liability and increase our costs

   We handle hazardous materials as part of our manufacturing activities. Consequently, our operations are subject to environmental laws and regulations governing, among other things, the use and handling of hazardous substances and waste disposal. We may be required to incur environmental costs to comply with current or future environmental laws. As with other companies engaged in manufacturing activities that involve hazardous materials, a risk of environmental liability is inherent in our manufacturing activities. The costs associated with environmental compliance or remediation efforts or other environmental liabilities could adversely affect our business.

We may need additional financing for our future capital needs, which we may not be able to obtain

   Because of our expected negative cash flow, we may need to raise additional funds in the future, which we may not be able to do. Based on our current operating plans, we anticipate that the net proceeds from this offering, together with available funds, will be sufficient to meet our anticipated needs for at least 12 months following this offering. We may need additional financing sooner if we:

  .  decide to expand faster than planned;

  .  develop new or enhanced products ahead of schedule;

  .  fail to achieve our anticipated levels of revenue;

  .  need to respond more quickly than anticipated to competitive pressures;
     or

  .  decide to acquire complementary products, businesses or technologies.

   We may not be able to raise additional funds on terms favorable to us, or at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would seriously harm our business and results of operations. In addition, if we raise additional funds through the sale of equity or convertible debt securities, your percentage ownership will be reduced. These transactions may dilute the value of the stock outstanding. We may also have to issue securities that have rights, preferences and privileges senior to our common stock.

Risks Related to Our Industry

If the Internet does not continue to expand and next-generation optical networks are not deployed to satisfy the increased bandwidth requirements as we anticipate, demand for our optical networking products may decline

   Our future success depends on the continued growth of the Internet as a widely-used medium for commerce and communications, the continuing increase in the amount of data transmitted over communications networks, and the emergence of next-generation optical networks to meet the increased demand for bandwidth. If the Internet does not continue to expand as a widespread communications medium and commercial marketplace, the need for significantly increased bandwidth across networks and the market for our optical networking products may not develop. Future demand for our products is uncertain and will depend to a great degree on the continued growth and upgrading of optical networks. If this growth does not continue, demand for our products may decline, which would adversely affect our revenue.

The optical networking product market is new and unpredictable, and if this market does not develop and expand as we anticipate, demand for our optical networking products may decline

   The optical communications market is new and characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. Because this market is new, it is difficult to predict its potential size or future growth rate. Widespread adoption of optical networks is critical to our future success. Communications providers and other end-users of networking equipment who have invested substantial resources in their existing copper lines or other systems may be reluctant or slow to adopt a new approach, like optical networks. Our success in generating revenue in this emerging market will depend on:

  .  developing, maintaining and enhancing our relationships with customers;

  . educating our potential customers about how our optical components can be used to build next-generation optical networks; and

  . our ability to accurately develop and manufacture our products to meet industry standards.

   The emergence of new technologies or industry standards could cause our products to be less competitive or to become obsolete.

The optical networking component, module and subsystem industry is experiencing declining average selling prices, which could cause our gross margins to decline and harm our operating results

   The optical networking component, module and subsystem industry is experiencing declining average selling prices as a result of increasing competition and greater unit volumes as communications service providers continue to deploy optical networks. We anticipate that average selling prices will continue to decrease in the future in response to product introductions by competitors, price pressures from significant customers and greater manufacturing efficiencies achieved through increased automation in the manufacturing process. These price declines may contribute to a decline in our gross margins, which could harm our results of operations.

Risks Related to the Securities Markets and this Offering

There may be sales of a substantial amount of our common stock as soon as 90 days after this offering by our current stockholders, and these sales could cause our stock price to fall

   Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Our executive officers, directors and substantially all of our stockholders, who hold an
aggregate of     shares of our common stock, or over  % of our total
outstanding shares, have executed lock-up agreements that prevent them from selling or otherwise disposing of our common stock for a period of 180 days from the date of this prospectus, without the prior written approval of Morgan Stanley & Co. Incorporated. When these lock-up agreements expire, an aggregate
of     shares will be eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 under the Securities

Act. Morgan Stanley & Co. Incorporated, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

   Notwithstanding the 180-day lock-up period, 25% of the locked-up shares,
excluding shares held by our executive officers but including     shares held
by our directors, may be released from these restrictions beginning 90 days from the date of this prospectus. This release will occur if the last reported sale price of our common stock is at least two times the initial public offering price per share for 20 of the 30 trading days (including the 30th day) preceding the 90th day after the date of this prospectus. Of these shares
to be released,     shares will be eligible for sale, in some cases subject
only to the volume, manner of sale and notice requirements of Rule 144. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

   In addition, at our request, the underwriters have reserved up to shares of the 6,700,000 shares of common stock offered for sale pursuant to this prospectus for sale to some of our directors, executive officers, employees and business associates in a directed shares program. Any of these directed shares purchased by our executive officers and business associates, such as customers or suppliers, will be subject to a 180-day lock-up restriction. Accordingly, the number of shares freely transferable upon completion of this offering will be reduced by the number of directed shares purchased by our executive officers and business associates, and there will be a corresponding increase in the number of shares that become eligible for sale 180 days from the date of this prospectus.

Future issuances of preferred stock may dilute the rights of our common stockholders

   Our board of directors will have the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, privileges and other terms of these shares. The board of directors may exercise this authority without the approval of the stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future.

Anti-takeover provisions of Delaware law and our charter could make a third-party acquisition of us difficult

   Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 will prohibit us from engaging in business combinations, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent someone from acquiring or merging with us. In addition, our restated certificate of incorporation and bylaws also contain provisions that may make a third party acquisition of us difficult, including:

  . a classified board of directors, with three classes of directors each serving a staggered three-year term;

  .  the ability of the board of directors to issue preferred stock; and

  . the inability of our stockholders to call a special meeting or act by written consent.

Insiders will continue to have substantial control over us after this offering and could delay or prevent a change in our corporate control, which may negatively affect your investment

   We anticipate that our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 50.6% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, and will be able to control the election of directors and the approval of mergers or other business combination transactions.

Our management will have broad discretion as to the use of proceeds from this offering

   Our management will have broad discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

There has been no prior market for our common stock and a public market for our securities may not develop or be sustained, which could make it more difficult for you to sell your stock

   Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which the common stock will trade subsequent to the completion of this offering. The initial public offering price will be determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance.

We expect to experience significant volatility in our stock price, which could cause you to lose all or part of your investment

   We expect the market price of our common stock to fluctuate significantly in response to a number of company specific factors, some of which are beyond our control, including:

  .  quarterly variations in our operating results;

  .  changes in financial estimates by securities analysts;

  .  changes in market valuations of optical networking companies;

  . announcements by our competitors of new products or of significant acquisitions, strategic partnerships or joint ventures;

  .  any loss by us of a major customer;

  .  additions or departures of key management or engineering personnel;

  . any deviations in our net revenue or in losses from levels expected by securities analysts;

  .  future sales of our common stock; and

  . fluctuations in the trading volume of our common stock, which are particularly common among highly volatile securities of optical networking companies.

   The market prices for stocks in optical networking companies, particularly following an initial public offering, frequently increase to levels that bear no relationship to their operating performance. If our common stock experiences such an increase, the increase will likely not be sustainable and our stock price can be expected to fluctuate significantly.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of 6,700,000 shares of common stock in this offering will be approximately $92.4 million after deducting estimated offering expenses of approximately $1.1 million and underwriting discounts and commissions and assuming an initial public offering price of $15.00 per share. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $106.4 million.

   Our management will have broad discretion as to the use of proceeds from this offering. We currently anticipate that we may use the proceeds of this offering for general corporate purposes, including capital expenditures, product research and development activities, working capital and expansion of our sales and marketing operations. As of September 30, 2000, we had approximately $86.5 million in cash, cash equivalents and marketable securities. After we spend our $86.5 million on hand, we currently expect that we will use a portion of the proceeds from this offering through the end of 2001 for the following purposes:

  . approximately $23.0 million for capital expenditures, including manufacturing and production equipment and leasehold improvements;

   .  approximately $21.0 million for research and development;

  . approximately $9.0 million for working capital, including general and administrative expenses and manufacturing expenses; and

   .  approximately $5.0 million for sales and marketing.

   We have not definitively determined the amounts we may spend on any of these purposes or the timing of any expenditures, and we may allocate the net proceeds among these purposes, or other purposes, as we deem necessary or appropriate. The amounts that we actually expend for these and other purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash, if any, that we generate from operations. A portion of the net proceeds may also be used to acquire products, technologies or businesses that are complementary to our current and future business and product lines. We have no current plans, agreements or commitments for acquisitions of any businesses, products or technologies. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   Since April 28, 2000, we have been obligated to pay a cash dividend of $.24 per year on each outstanding share of our Series A preferred stock. On November 10, 2000, we paid a cash dividend of $130,800 for the period from April 28, 2000 through September 30, 2000 pursuant to this obligation. This obligation will end upon the completion of this offering, when all outstanding shares of Series A preferred stock will be converted into common stock. We have never paid or declared any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Our revolving credit agreement prohibits the payment of cash dividends on our capital stock, except for the dividend payments on our Series A preferred stock.

                                CAPITALIZATION

   The following table presents the following information:

  .  our actual capitalization as of September 30, 2000;

  . our pro forma capitalization reflecting the conversion of all outstanding shares of preferred stock into 38,995,680 shares of common stock upon the closing of this offering; and

  . our pro forma as adjusted capitalization reflecting the sale of the 6,700,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share after deducting underwriting discounts and commissions and estimated offering expenses.

   This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those financial statements appearing elsewhere in this prospectus.

                                                     As of September 30, 2000
                                                     --------------------------
                                                                         Pro
                                                                Pro    Forma As
                                                     Actual    Forma   Adjusted
                                                     -------  -------  --------
                                                      (in thousands, except
                                                           share data)
                                                           (unaudited)
Long-term debt (net of current portion)............  $ 2,250  $ 2,250  $  2,250
                                                     -------  -------  --------
Mandatorily redeemable convertible preferred stock,
 $.01 par value; 7,020,000 shares authorized,
 6,499,280 shares issued and outstanding actual;
 7,020,000 shares authorized, no shares issued and
 outstanding pro forma; no shares authorized,
 issued and outstanding pro forma as adjusted......  150,540      --        --
                                                     -------  -------  --------
Stockholders' Equity:
Common stock, $.001 par value; 62,720,000 shares
 authorized, 11,724,353 shares issued and
 outstanding actual; 62,720,000 shares authorized,
 50,720,033 shares issued and outstanding pro
 forma; 300,000,000 shares authorized, 57,420,033
 shares issued and outstanding pro forma as
 adjusted..........................................       12       51        58
Additional paid-in capital.........................   18,886  169,387   261,795
Loans to officers..................................   (1,075)  (1,075)   (1,075)
Deferred compensation..............................  (11,985) (11,985)  (11,985)
Accumulated deficit................................  (60,542) (60,542)  (60,542)
                                                     -------  -------  --------
  Total stockholders' (deficit) equity.............  (54,704)  95,836   188,251
                                                     -------  -------  --------
    Total capitalization...........................  $98,086  $98,086  $190,501
                                                     =======  =======  ========

   The outstanding share information excludes:

  . 3,475,164 shares of common stock issuable upon the exercise of stock options outstanding as of October 31, 2000 at a weighted average exercise price of $3.11 per share;

  . 301,485 shares of common stock issuable upon the exercise of warrants outstanding as of October 31, 2000 at an exercise price per share equal to the initial public offering price per share in this offering (the number of shares of common stock issuable upon exercise of these warrants is equal to approximately 4.5% of the shares issuable in this offering so that any change in the size of this offering from 6,700,000 shares will result in a proportionate change in the number of shares issuable upon exercise of these warrants);

  . 1,680,245 shares of common stock reserved for future awards under our stock plans; and

  . 500,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan, which will become effective upon completion of this offering.

                                   DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. We calculate pro forma net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of common stock.

   Our pro forma net tangible book value at September 30, 2000, was $95.8 million, or $1.89 per share, based on 50,720,033 shares of our common stock outstanding after giving effect to the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering. After giving effect to the sale of 6,700,000 shares of common stock by us at an assumed initial public offering price of $15.00 per share, less the underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value at September 30, 2000, would be $188.2 million, or $3.28 per share. This represents an immediate increase in the pro forma net tangible book value of $1.39 per share to existing stockholders and an immediate dilution of $11.72 per share to new investors purchasing shares at an assumed initial public offering price of $15.00 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $15.00
  Pro forma net tangible book value per share as of September 30,
   2000........................................................... $1.89
  Increase per share attributable to new investors................  1.39
                                                                   -----
Pro forma net tangible book value per share after this offering...         3.28
                                                                         ------
Dilution per share to new investors...............................       $11.72
                                                                         ======

   The following table shows on a pro forma basis at September 30, 2000, after giving effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 38,995,680 shares of common stock upon the closing of this offering, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent Per Share
                               ---------- ------- ------------ ------- ---------
Existing stockholders......... 50,720,033   88.3% $152,431,507   60.3%  $ 3.01
New investors.................  6,700,000   11.7   100,500,000   39.7   $15.00
                               ----------  -----  ------------  -----
  Total....................... 57,420,033  100.0% $252,931,507  100.0%
                               ==========  =====  ============  =====

   Assuming the underwriters' over-allotment option is exercised in full, sales by us in this offering will reduce the percentage of shares held by existing stockholders to 86.8% and will increase the number of shares held by new investors to 7,705,000, or 13.2%. This information is based on shares outstanding as of September 30, 2000. It excludes:

  . 3,475,164 shares of common stock issuable upon the exercise of stock options outstanding as of October 31, 2000 at a weighted average exercise price of $3.11 per share;

  . 301,485 shares of common stock issuable upon the exercise of warrants outstanding as of October 31, 2000 at an exercise price per share equal to the initial public offering price per share in this offering (the number of shares of common stock issuable upon exercise of these warrants is equal to approximately 4.5% of the shares issuable in this offering so that any change in the size of this offering from 6,700,000 shares will result in a proportionate change in the number of shares issuable upon exercise of these warrants);

  . 1,680,245 shares of common stock reserved for future awards under our stock plans; and

  . 500,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan, which will become effective upon completion of this offering.

   To the extent these options or warrants are exercised, there will be further dilution to the new investors.

                            SELECTED FINANCIAL DATA

   The selected statement of operations data for each of the years ended December 31, 1997, 1998 and 1999, and the selected balance sheet data as of December 31, 1998 and 1999, have been derived from the audited financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected statement of operations data for the nine months ended September 30, 1999 and 2000, and the selected balance sheet data as of September 30, 2000, have been derived from our unaudited financial statements included elsewhere in this prospectus. The selected statement of operations data for the period from inception (August 7, 1996) through December 31, 1996 and the selected balance sheet data as of December 31, 1996 and 1997 have been derived from our audited financial statements not included in this prospectus. The selected balance sheet data as of September 30, 1999 have been derived from our unaudited financial statements not included in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below have been derived from financial statements that have been prepared in accordance with generally accepted accounting principles and should be read with our financial statements, including the related notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                             Period from
                              Inception                                  Nine Months Ended
                          (August 7, 1996)   Year Ended December 31,       September 30,
                               through      ---------------------------  ------------------
                          December 31, 1996  1997      1998      1999      1999      2000
                          ----------------- -------  --------  --------  --------  --------
                                      (in thousands, except per share data)
Statement of Operations
 Data:
Revenue.................       $    --      $    --  $     --  $     --  $     --  $    468
Operating expenses:
  Production costs......            --           --        --       136        --     2,196
  Research and
   development..........            95        1,484     9,270    15,773    11,662    14,606
  Sales and marketing...            --           86       947     1,594       993     1,796
  General and
   administrative.......           144          848     3,000     3,414     2,381     4,594
  Deferred
   compensation.........            --           --        --       574       311     2,770
                               -------      -------  --------  --------  --------  --------
    Total operating
     expenses...........           239        2,418    13,217    21,491    15,347    25,962
                               -------      -------  --------  --------  --------  --------
Loss from operations....          (239)      (2,418)  (13,217)  (21,491)  (15,347)  (25,494)
Interest and other
 income, net............            --           43       502       435       321     1,468
                               -------      -------  --------  --------  --------  --------
Net loss................          (239)      (2,375)  (12,715)  (21,056)  (15,026)  (24,026)
Dividends on preferred
 stock..................            --           --        --        --        --       131
                               -------      -------  --------  --------  --------  --------
Net loss attributable to
 common stockholders....       $  (239)     $(2,375) $(12,715) $(21,056) $(15,026) $(24,157)
                               =======      =======  ========  ========  ========  ========
  Basic and diluted net
   loss per share
   attributable to
   common stockholders..       $  (.04)     $  (.72) $  (3.33) $  (3.39) $  (2.53) $  (2.85)
                               =======      =======  ========  ========  ========  ========
  Shares used in
   computing basic and
   diluted net loss per
   share attributable to
   common stockholders..         6,308        3,316     3,818     6,209     5,937     8,468
                               =======      =======  ========  ========  ========  ========
  Pro forma basic and
   diluted net loss per
   common share
   (unaudited)..........                                       $   (.59)           $   (.56)
                                                               ========            ========
  Shares used in
   computing pro forma
   basic and diluted net
   loss per common share
   (unaudited)..........                                         35,798              43,305
                                                               ========            ========

                                                                    As of
                                As of December 31,              September 30,
                         ------------------------------------  -----------------
                          1996    1997      1998      1999       1999     2000
                         ------  -------  --------  ---------  --------  -------
                                           (in thousands)
Balance Sheet Data:
Cash, cash equivalents
 and marketable
 securities............. $   18  $   357  $  4,497  $  16,625  $ 22,434  $86,454
Working capital
 (deficit)..............   (223)    (230)    3,645     12,940    20,615   75,051
Total assets............     27    1,382    10,941     25,430    31,318  114,491
Long-term debt, less
 current portion........    --        --     3,691      2,116     5,734    2,250
Mandatorily redeemable
 preferred stock........    --     3,313    20,640     52,263    52,263  150,540
Total stockholders'
 deficit................   (223)  (2,598)  (15,127)   (35,461)  (29,714) (54,704)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We design, manufacture and market high-precision component, module and subsystem products, based upon our proprietary technology, for next-generation optical networks. We were incorporated in August 1996. During the period from our inception through December 31, 1999, we had no revenue. Our operating expenses during this period related primarily to development of products, building our corporate infrastructure and raising capital. From late 1996 until the first quarter of 2000, we focused on the development of industrial optical sensing products for the oil and gas industry. In 1999, the oil and gas industry entered a major downturn as oil and gas prices declined. Because of this, oil and gas companies decreased capital expenditures and were particularly reluctant to invest in emerging technologies such as our optical sensing products. Toward the end of 1999, we began leveraging the technology we originally developed for sensing applications, where stability and tunability in demanding environments were critical factors, to develop products for the optical networking industry. We believe the market opportunity for our optical networking products in the telecommunication industry is significantly greater than the opportunity for our industrial sensing products in the oil and gas industry. Accordingly, in the first quarter of 2000, we shifted the principal focus of our business to the development of optical networking products to be sold to major suppliers of optical networking equipment.


   Revenue. We first recognized revenue during the nine months ended September 30, 2000 from the sale of industrial optical sensing products and related services. From our inception through December 31, 1999, we had no revenue. In the third quarter of 2000, we received three purchase orders for our optical networking products. We expect that as we increase our focus on the development and marketing of optical networking products, an increasing percentage of our revenue will be derived from the sale of optical networking products and eventually a substantial majority of our revenue will be derived from the sale of these products.

   Production Costs. Our production costs consist of raw materials, direct labor and manufacturing overhead, including contract manufacturing. Production costs also include general operating expenses related to the development and set-up of the manufacturing process for our products.

   Research and Development. Research and development expenses consist primarily of salaries and related personnel costs, facilities costs, material costs and other expenses related to the design, development, testing and enhancements of our products. We expense our research and development costs as they are incurred. We believe that a significant level of investment for product research and development is critical to achieving current and future product objectives. Accordingly, we expect to continue to devote substantial resources to product research and development, and we expect our research and development expenses to continue to increase over the near term.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and related personnel costs, trade shows and other marketing programs and events and travel expenses. We intend to expand our sales and marketing operations for our optical networking products, both domestically and internationally, in order to increase market awareness and to generate sales of our products.

   General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, legal, and human resources personnel, allocated facilities expenses, recruiting expenses, professional fees and other corporate expenses. We expect general and administrative expenses to increase as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

   Deferred Compensation. In connection with the grant of stock options to our employees, directors and consultants, we recorded gross deferred compensation of approximately $15.3 million through September 30, 2000, representing the difference between the estimated fair market value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. These amounts are being amortized using the accelerated attribution method over the related vesting period of the stock options, which is generally four years from the date of grant.

   Other Income. Other income includes rental income and income from an equity investment in an affiliate.

   Since our inception we have incurred losses, and as of September 30, 2000 we had an accumulated deficit of approximately $60.5 million. In view of our limited operating history, our recent focus on the development of optical networking products and the rapidly changing nature of our business, we believe that period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of our future performance. We cannot assure you that we will be successful in generating sales of our optical networking products. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies in new and rapidly evolving markets.

Results of Operations

 Nine months ended September 30, 2000 compared to nine months ended September 30, 1999

   Revenue. We had revenue of $468,000 for the nine-month period ended September 30, 2000. We had no revenue in the nine months ended September 30, 1999. All of our revenue was generated from one customer and represented sales of our industrial optical sensing products and related services. In the future, we expect that revenue from the sale of our optical networking products will represent an increasing percentage of our revenue and will eventually represent the substantial majority of our revenue.

   Production Costs. Production costs were $2.2 million for the nine-month period ended September 30, 2000. We incurred no production costs for the nine months ended September 30, 1999. The amounts in 2000 reflect costs associated with manufacturing and delivering our optical sensing products and services. We expect to incur production costs in excess of revenue in the near term while we have excess manufacturing capacity and as we refine our manufacturing processes.

   Research and Development. Research and development expenses increased to $14.6 million for the nine months ended September 30, 2000 from $11.7 million for the nine months ended September 30, 1999. The increase in expenses was primarily due to salary and benefits attributable to the hiring of additional personnel related to the development of new optical networking products.

   Sales and Marketing. Sales and marketing expenses increased to $1.8 million for the nine months ended September 30, 2000 from $993,000 for the nine months ended September 30, 1999. The increase was primarily attributable to salaries, benefits and related costs due to the hiring of additional personnel and other marketing related costs.

   General and Administrative. General and administrative expenses increased to $4.6 million for the nine months ended September 30, 2000 from $2.4 million for the nine months ended September 30, 1999. This increase was due to an increase in salaries, benefits and related costs due to the addition of personnel and other administrative costs.

   Deferred Compensation. We recognized deferred compensation expense of $2.8 million for the nine months ended September 30, 2000 and $311,000 for the nine months ended September 30, 1999. As of September 30, 2000, we had an unamortized deferred compensation balance of $12.0 million. The deferred compensation expense relates to options awarded to employees, consultants and directors.

   Interest Income. Interest income increased to $2.1 million for the nine months ended September 30, 2000 from $687,000 for the nine months ended September 30, 1999. This increase was primarily due to increased cash, cash equivalents and marketable securities balances as a result of investing the proceeds from the issuance of our Series D preferred stock.

   Interest Expense. Interest expense increased to $615,000 for the nine months ended September 30, 2000 from $385,000 for the nine months ended September 30, 1999. The increase is due to interest incurred on incremental amounts borrowed in 2000.

   Other Income. Other income increased from $19,000 for the nine months ended September 30, 1999 to $24,000 for the nine months ended September 30, 2000. The increase is due to increased equity earnings received from an affiliate.

 Years ended December 31, 1997, 1998 and 1999

   Revenue. We recognized no revenue in the years ended December 31, 1997, 1998 and 1999.

   Production Costs. Production costs were $136,000 in 1999. These costs represent expenses related to the development and set-up of the manufacturing process for our products. We had no production costs in 1997 and 1998.

   Research and Development. Research and development expenses increased from $1.5 million in 1997 to $9.3 million in 1998 and to $15.8 million in 1999. These increases were primarily due to salaries and related benefits, material purchases and allocated facility expenses for our optical sensing products.

   Sales and Marketing. Sales and marketing expenses increased from $86,000 in 1997 to $947,000 in 1998 and to $1.6 million in 1999. These increases were primarily attributable to salaries, benefits and related costs due to the hiring of additional personnel and travel expenses and other marketing related costs.

   General and Administrative. General and administrative expenses increased from $848,000 in 1997 to $3.0 million in 1998 and to $3.4 million in 1999. These increases were primarily due to an increase in salaries, benefits and related costs due to the addition of personnel and other administrative costs.

   Deferred Compensation. We recognized deferred compensation expense of $574,000 in 1999 related to options awarded to employees, consultants and directors. We recognized no deferred compensation expenses in 1997 and 1998.

   Interest Income. Interest income increased from $50,000 in 1997 to $497,000 in 1998 and increased to $874,000 in 1999. The increase from 1997 to 1998 and from 1998 to 1999 was due to earnings on a higher cash and cash equivalents balance.

   Interest Expense. Interest expense increased from $7,000 in 1997 to $80,000 in 1998 and to $513,000 in 1999. The increase from 1997 to 1998 and from 1998 to 1999 was due to an increase in outstanding debt.

   Other Income. Other income increased from $0 in 1997 to $85,000 in 1998. This increase is due to the receipt of equity earnings of an affiliate. Other income decreased from $85,000 in 1998 to $74,000 in 1999. This decrease results from lower equity earnings of an affiliate.

Liquidity and Capital Resources

   Since inception we have financed our operations, capital expenditures and working capital through private sales of convertible preferred stock, bank debt and equipment financing. Our cash, cash equivalents and marketable securities increased from $4.5 million as of December 31, 1998 to $16.6 million as of December 31, 1999 to $86.5 million as of September 30, 2000. The increase was primarily due to cash generated from financing activities, including the receipt of approximately $100 million in gross proceeds from the sale of our Series D preferred stock on June 20, 2000.

   Net cash used in operating activities was $2.0 million, $12.0 million and $18.2 million for the years ended December 31, 1997, 1998 and 1999, respectively, and $16.4 million for the nine months ended September 30, 2000. This use of cash was primarily attributable to net losses in each period, partially offset by an increase in accounts payable and accrued expenses and depreciation and amortization.

   Cash used in investing activities was $936,000, $3.5 million and $2.6 million in the years ended December 31, 1997, 1998 and 1999, respectively, and $43.3 million in the nine-month period ended September 30, 2000. In each of these periods, other than $30.8 million invested in marketable securities during the nine months ended September 30, 2000, cash was used primarily to purchase equipment.

   Cash generated by financing activities was $3.3 million, $19.7 million and $32.9 million for the years ended 1997, 1998 and 1999, respectively, and $98.7 million in the nine months ended September 30, 2000. In each of these periods, cash was generated primarily from the sale of our preferred stock. In April and August of 1997, we completed a private placement of 1,275,161 shares of Series A preferred stock for an aggregate purchase price of $3.4 million. In February 1998, we completed a private placement of 2,489,272 shares of Series B preferred stock for an aggregate purchase price of $17.4 million. In April, June and July of 1999, we completed a private placement of an aggregate of 1,624,225 shares of Series C preferred stock for an aggregate purchase price of $31.7 million. In June 2000, we completed a private placement of 1,110,622 shares of Series D preferred stock for an aggregate purchase price of $100.0 million.

   In December 1998, we entered into a $5.0 million revolving credit facility with a bank, which bears interest at the bank's prime rate (9.5% at September 30, 2000) plus .125%. Under this facility, we are required to comply with various financial and other covenants, including a requirement that we maintain our account balances with this bank at least equal to the lesser of $5,750,000 or 100% of our cash, or cash equivalents. This facility is secured by all of our tangible personal property and some intangible personal property, subject to the security interests under the master loan and security agreement discussed below. No commitment fees are due on unused portions of the facility. As of September 30, 2000, we owed $3.5 million under this facility. Our right to borrow additional amounts under the facility ends May 2001 and the notes mature. The entire principal balance together with all accrued interest thereon for this loan is due and payable on May 18, 2001.

   In October 1998, we entered into a master loan and security agreement that provides up to $5.0 million for capital equipment purchases. Individual notes payable under the agreement have terms of 60 months and bear interest at fixed annual rates ranging from 13.5% to 14.3%. The notes are secured by the underlying equipment. As of September 30, 2000, we owed $2.3 million under this agreement.

   As of September 30, 2000, we also owed $734,000 under an equipment line of credit/term loan, which bears interest at the bank's prime rate (9.5% at September 30, 2000) plus 1.5%. This loan is secured by the underlying equipment. The entire principal balance together with all accrued interest thereon for this loan is due and payable on May 18, 2001.

   Since our inception, we have significantly increased our operating expenses. We anticipate that we will continue to experience significant increases in our operating expenses through at least 2001, and that our operating expenses and capital expenditures will constitute a material use of our cash, cash equivalents and marketable securities. We expect to incur significant expense increases as we expand our operations, develop new products and increase our manufacturing capabilities. We expect to incur approximately $30.0 million in capital expenditures over the next six months to purchase equipment and expand our operations and manufacturing capacity. We anticipate funding these expenditures with existing cash, cash equivalents and marketable securities. We also expect to add personnel in all departments, particularly sales and manufacturing, which will increase salary and benefit and other personnel related expenses. In addition, from time to time we may also utilize cash resources to fund acquisitions or investments in businesses, technologies, products or services that are complementary to our business.

   We believe that the anticipated net proceeds from this offering, together with current cash, cash equivalents, scheduled maturities of marketable securities and borrowings under our credit facilities, will be sufficient to meet our anticipated cash needs for working capital, capital expenditures and scheduled debt retirement for at least the next 12 months. If cash generated from operations is insufficient to satisfy our long-term liquidity requirements, additional financing will be necessary. In that event, we may seek to sell additional equity or debt securities or to obtain additional credit facilities. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the terms of any debt facility could impose restrictions on our operations. The sale of additional equity or debt securities could result in additional dilution to our stockholders, and additional financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

Quantitative and Qualitative Disclosures About Market Risk

 Interest Rate Sensitivity

   We maintain our cash and cash equivalents primarily in money market funds and certificates of deposit. We do not have any derivative financial instruments. As of September 30, 2000, all of our investments mature in less than one year. Accordingly, we do not believe that our investments have significant exposure to interest rate risk.

 Exchange Rate Sensitivity

   We operate primarily in the United States, and all sales to date have been made in U.S. dollars. Accordingly, we currently have no material exposure to foreign currency rate fluctuations. While we expect our future international revenue and expenses to be denominated predominately in U.S. dollars, a portion of our future international revenue and expenses may be denominated in foreign currencies. Accordingly, we could experience the risks of fluctuating currencies and may choose to engage in currency hedging activities to reduce these risks.

Recent Accounting Pronouncements

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." The interpretation clarifies the application of APB Opinion No. 25 in specified events, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events occur during the period after December 15, 1998, but before the effective date, the effects of applying this interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application for the final interpretation, no adjustments would be made to the financial statements for the periods before the effective date and no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. The adoption of this interpretation has not had a material effect on the accompanying financial statements.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition." This bulletin summarizes views of the Staff on applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition policy complies with the guidelines in the bulletin.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the Board issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. We will become subject to SFAS No. 133 on January 1, 2001. We do not currently hold any derivative instruments and do not engage in hedging activities and therefore do not believe that the adoption of SFAS No. 133 will have a material impact on our financial position or results of operations. We may, however, engage in this type of investment in the future as our operations expand domestically and abroad. We will evaluate the impact of foreign currency exchange risk and other derivative instrument risk on our results of operations when appropriate.

                                   BUSINESS

Overview

   We design, manufacture and market high-precision component, module and subsystem products, based upon our proprietary technology, for next-generation optical networks. Optical networks are communication networks that use wavelengths of light to transmit voice and data signals through long fibers of glass thinner than a human, or optical fibers. Our optical networking products are designed to permit highly accurate control of optical signals to enable new and enhanced features in optical networks, improve performance in the transmission of optical signals and increase the ability to change the configuration of optical networks. We use our proprietary technology to develop and design products that are actively adjustable, or tunable, to work at different frequencies of light. Our components serve as the building blocks for our module and subsystem products, which can actively change the path of, or route, evaluate the quality of, or monitor, and restore and maintain the quality of, or condition, optical signals in real time. Our manufacturing process is highly automated and is designed to allow us to build customized products in high volumes. Our target customers include major suppliers of optical networking equipment.

Industry Background

 Increased Demand for Bandwidth

   Technological innovation and the widespread use of the Internet, Internet-based applications and corporate data networks have propelled the rapid growth in the volume of data traffic transmitted across communications networks. According to Ryan, Hankin & Kent, Inc., or RHK, a leading market research and consulting firm, the increase in the volume of data transmitted, or bandwidth, is likely to continue. RHK predicts that the transmission of data traffic will increase from 350,000 terabytes per month in 1999 to more than 16 million terabytes per month in 2003. The dramatic growth in data traffic has forced communications service providers to upgrade their networks using optical networking technologies. Optical networks significantly increase bandwidth and enhance transmission quality relative to legacy copper wire systems.

 Optical Components, Modules and Subsystems Industry

   The development of next-generation optical networking systems to meet increasing bandwidth requirements depends on innovations in optical components, modules and subsystems. According to RHK, the worldwide optical component market is expected to grow at a 48% compound annual growth rate from $5 billion in 2000 to $24 billion in 2004. Historically, the majority of optical products were made in-house by system vendors. As system vendors have shifted their focus towards software, value-added services and additional product offerings, merchant suppliers have accounted for a larger proportion of system vendors' component, module and subsystem needs. However, the supply of these optical products has not kept pace with demand. The complexity of the technology, difficult and labor intensive manufacturing processes and the shortage of skilled personnel have contributed to supply constraint in the optical industry. This presents a significant market opportunity for optical product suppliers with leading technologies and manufacturing capabilities that can be scaled to meet high volume demands.

 Next-Generation Optical Networks

   To meet the needs of service providers, the optical networking industry is developing a next generation of optical networking equipment to increase bandwidth capacity and provide increased networking functionality. These next-generation optical networks will place an increased emphasis on the ability to quickly route and maintain the quality of the optical signals transmitted. This in turn will place new demands on the development of optical components, modules and subsystems that can route, condition and monitor optical signals. The demand for next-generation optical networks is being driven by the following factors:

   Upgrade of Long-Haul Networks. Initial optical systems allowed for the transmission of one wavelength of light, or channel, along a single optical fiber. Dense wavelength division multiplexing, or DWDM, technology significantly improved upon initial optical networks by enabling the transmission of multiple channels on a single optical fiber, thereby further increasing bandwidth capacity. DWDM technology has been especially advantageous in long distance, or long-haul, networks, which are principally devoted to point-to-point communications where added bandwidth capacity has reduced traffic bottlenecks between large metropolitan areas. However, next-generation long-haul networks will deploy systems with more channels per optical fiber over longer distances and multiple paths, making it increasingly difficult to manage and maintain optical signal quality.

   Build-Out of Metro Networks. The upgrade of long-haul networks has outpaced improvements in the metropolitan and local, or metro, networks, resulting in a new bottleneck where the signal is routed from the long-haul network to the metro network for delivery to the end user. A new generation of optical networking systems is required to address the differing needs of metro networks. The number of end users, or delivery points, is orders of magnitude higher in the metro networks. Smaller streams of traffic are originated and terminated at multiple points within metro networks, and service providers must frequently change the locations at which a particular customer's traffic is added and dropped as they move within a network. Meanwhile, customers are demanding the ability to add greater capacity at peak hours of the day and carriers must be able to quickly change network capacity to meet the highly variable flow of traffic and provide rapid, real-time provisioning of services. Next-generation optical networking systems must address these metro needs and be capable of re-routing optical signals across multiple paths and reallocating channels to reconfigure the network to meet changing user needs. These capabilities will require new optical components that can select and redirect optical channels in real time while at the same time maintaining signal quality.

   Industry Deregulation. Industry deregulation has created an intensely competitive market for service providers, which has lowered the rates they can charge and has required service providers to maximize the capacity of their installed optical fiber. To help carriers achieve this goal, equipment vendors are demanding components that allow more channels per optical fiber and increased transmission speeds and transmission distances. They are also moving towards deployment of an all-optical network, attempting to avoid the need for the conversion of the optical light signals to electrical signals and the reconversion back to a light signal. This costly optical to electrical to optical conversion is needed in today's optical networks to strengthen, or regenerate, weakened optical signals and to route, or switch, optical signals along different paths. Further, service providers are increasing the complexity of network architectures to provide more efficient and timely protection and restoration of optical signals. At the same time, service providers are focused on increasing revenues by offering new high-bandwidth applications and services such as streaming multimedia and video-on-demand.

 Requirements and Challenges of Next-Generation Optical Networks

   Next-generation optical networks impose a number of requirements and challenges upon optical equipment manufacturers including:

   High Channel Counts. Current DWDM networks commonly have up to 96 channels per optical fiber. Next-generation networks will have 160 or more channels and require much smaller spacing between channels. At these extremely tight spacing levels, the likelihood of signal degradation, such as the interference of one channel with another, or crosstalk, increases significantly. This problem will be compounded as service providers begin to expand their use of all available spectrum.

   Long Reach. To avoid frequent signal regeneration, which requires costly optical to electrical to optical conversion, equipment vendors are developing optical systems with increased transmission distances. In addition, the new network architectures require signals to be routed between various intermediate destinations before reaching their ultimate destination, often adding to transmission distances. These longer transmission distances cause optical signals to weaken, or attenuate, and also cause other serious signal distortion.

   High Transmission Rates. Current networks transmit data up to 10 gigabits per second on each channel. Next-generation optical networks are now being designed for even greater speeds of 40 gigabits per second. At these higher speeds, signal impairments are much more likely to degrade the quality of the optical signal.

   Network Intelligence. Next-generation optical systems will need to quickly deploy and distribute bandwidth to multiple points within the network. This increased provisioning complexity will require network elements that can be easily reconfigured and that have built-in intelligence through embedded software, to provide control closer to the physical layer. Added intelligence in optical components and modules that resides in the physical layer will reduce the complexity of the network software required to control and optimize the optical network.

   Stability and Reliability. Consumers are increasingly unwilling to tolerate service problems and are more likely to turn to a growing number of competing service providers. In order to avoid losing customers, service providers need extremely reliable and stable systems. Next-generation optical networks, with increased intelligence, longer reach, higher channel counts and greater transmission rates, place even greater emphasis on wavelength management and on stability and reliability of components.

   Cost-Effectiveness. Government deregulation of the telecommunications industry has fueled intense price competition among service providers, resulting in the need for solutions that reduce overall network costs. At the same time, next-generation optical networks require new and enhanced features, improved performance in the transmission of optical signals and increased ability to route optical signals. Service providers face the challenge to further drive down network costs while providing significantly improved functionality to the network.

Our Solution

   We design, manufacture and market high-precision optical products for next-generation optical networks under our AgileWave brand. Our products are based upon our proprietary technology that enables high stability in extreme environments and expanded functionality within optical networks. In addition, our proprietary technology has enabled us to develop precisely tunable products, which can function across a number of different wavelengths, unlike fixed wavelength products that function at a single wavelength only. We believe our components, modules and subsystems offer several key competitive advantages and benefits, including the following:

   High Channel Counts. Our products enable precise filtering of optical signals, which allows a high number of channels to be transmitted on each optical fiber. The majority of DWDM systems deployed today use spacings between channels of 100 gigahertz or more. Our athermal channel filters presently enable channel spacings of 50 gigahertz, thereby allowing higher channel counts within the same spectrum. As the industry demands even greater capacities, we believe the stability of our filters and the precise tuning capability, or tunability, of our AgileWave devices will enable our technology to manage the increasingly dense channel configurations.

   Long Reach and High Transmission Rates. Our products are being developed to enable long reach and high transmission rates for optical signals by providing critical signal monitoring and conditioning to detect and correct signal impairments that degrade quality and system performance. Our tunable bandpass selector can precisely tune across an entire wavelength band to route selected channels for optical performance monitoring and optical diagnostic testing. Customized derivatives of this module can be used to control signal impairments to maintain the quality of routed signals. We are also developing a dynamic gain equalization filter that adjusts the varying signal strength of routed signals to maintain uniform signal strength across all channels.

   Network Intelligence. Our tunable bandpass selectors can bring intelligence to the optical layer by quickly routing individual channels to local monitoring and diagnostic equipment. Our reconfigurable optical add-drop multiplexers can enable network operators to more effectively manage traffic by allowing optical wavelengths to be routed without the need to convert the optical signal into an electrical signal and then back to an optical signal. Systems using our products can allow communications service providers to more flexibly deliver bandwidth and accelerate the provisioning of network services to better serve and retain their customers.

   Stability and Reliability. Our family of AgileWave network products is based upon our proprietary technology, which allows extreme stability over a wide range of environmental conditions. Our athermal channel filters and gain flattening filters feature compact packaging with a demonstrated wide range of operating temperatures and limited undesired movement of wavelengths, or drift. We believe our products feature stable operation over a wide range of temperatures, or thermal stability, and long-term drift characteristics that are equal to or better than competing products. We believe our products can provide our customers increased network uptime and service reliability.

   Cost-Effectiveness. We are developing the manufacturing capacity for high-volume production and offer several unique products featuring a common or substantially similar packaging technology, thereby reducing our production costs. Our family of AgileWave network products are widely configurable or tunable across a range of wavelengths, providing network flexibility, reduced network complexity and dynamic functionality with single devices that otherwise would require multiple optical components to implement.

   Although we believe our technology and products have key advantages over alternative optical networking technologies and products in terms of tunability, stability and reliability, our products are not applicable to all network functions required in next generation systems. For example, our technology is not well suited for large-scale optical cross-connects, where many tens, hundreds or even thousands of wavelengths get interchanged. Additionally, when compared to products using some other technologies, such as thin-film filter technology, which is widely utilized at the current time in optical networks, the dispersion levels in our products can be higher.

Our Strategy

   Our objective is to be a leading provider of cost-effective optical components, modules and subsystems to the optical networking industry to enable a new level of network flexibility, reliability and intelligence for the next-generation optical network. To achieve this objective we will:

   Continue to Leverage our Innovative Technology Platform. We have been developing optical products and systems since 1996. In that time, we have developed a proprietary technology that provides a platform for precisely tunable, highly accurate and reliable optical networking products. We have used this technology platform as a building block for developing a family of components, modules and subsystems, from tunable filters to reconfigurable add-drop multiplexers. We intend to continue to leverage this technology to build other components, modules and subsystems, such as tunable lasers, dynamic gain equalization filters, dynamic dispersion compensation modules and optical amplifiers.

   Continue to Expand our Technology Platform. In addition to our existing technology platform, we intend to develop and/or acquire additional technology platforms that will serve as building blocks for enhanced or new product offerings. We intend to closely monitor our customers' needs and perform market analysis to identify new products to develop and markets to enter. We have also established a technology acquisition team that is dedicated to the review and assessment of potential technology to meet our current and future needs.

   Provide Customer-Tailored Solutions. We are working closely with our existing and potential customers to develop customized solutions for their optical networking product needs. We have a dedicated and highly trained staff of engineers who work with customers to develop unique solutions. With this approach, we believe we will increase product performance and decrease time to market for our customers.

   Expand Manufacturing Capacity and Improve Efficiency. The demand for products in the optical networking industry has consistently outpaced manufacturing capacity. Accordingly, we are leveraging our resources, production processes and infrastructure to enable us to quickly scale our capacity to meet growing industry needs. Our manufacturing strategy includes:

  . increasing overall manufacturing capacity, including facilities, equipment and labor in advance of anticipated demand to provide for higher throughput than we forecast will be necessary;

  . creating manufacturing processes that allow us to build multiple devices along the same production lines and allows us to customize the performance of devices for customers without changing the manufacturing line;

  . investing in new equipment that provides higher volume batch manufacturing; and

  . automating processes with proprietary methodologies to maximize yields and throughput.

We believe that our manufacturing process will enable us to achieve high quality and reliability in our products and to scale production to large volumes.

   Build a Substantial Intellectual Property Portfolio. Our intellectual property strategy is to obtain broad patent protection on both products and processes. Our intellectual property team works closely with our product development teams prior to product release to identify patentable technology. As of October 31, 2000, we owned two U.S. patents and had 30 pending U.S. patent applications for technology relating to optical networking products. We also seek to obtain international patent coverage in selected foreign countries while seeking to balance costs. As of October 31, 2000, we had ten pending foreign patent applications for technology relating to optical networking products.

Technology

   We initially developed industrial optical sensing products to survive in the extremely harsh environment of an oil well. This environment includes temperatures that can exceed 400 degrees Fahrenheit and pressures greater than 15,000 pounds per square inch. We developed a proprietary technology that is based upon optical waveguides, which are devices through which wavelengths of light are transmitted and guided within the device. Our optical waveguide technology is particularly well suited to providing precise control and measurement in harsh environments. We have leveraged the thermal stability and reliability of this optical waveguide technology to provide the basis for a family of tunable, highly accurate and reliable products for optical networking, where thermal reliability and stability is required. We have initially applied our optical waveguide technology to widely accepted and industry proven Bragg grating based filters to develop tunable products that accurately control optical signals over a wide range of environmental conditions. Our optical waveguide technology platform may also be applied to other optical technologies that address the wide range of optical filtering and signal conditioning requirements of our customers.

   Optical Waveguide Technology and Tunable Bragg Gratings. We have applied our optical waveguide technology to Bragg grating based filters to develop tunable products that accurately control optical signals over a wide range of wavelengths with highly stable performance over a wide temperature range. We have also developed a proprietary technology that, when combined with our optical waveguide technology, provides the ability to precisely control and tune our tunable products to operate at a selected wavelength without the need for a separate device to check or reference whether our tunable products operate at the desired wavelength. This tuning capability has led to a tunable channel filter product that may be tuned over a wide range of wavelengths to filter many channels. This product has high tuning accuracy, and excellent stability and reliability over a wide range of environmental conditions, which enables a wide variety of functions to be implemented in the optical waveguide. This technology also forms a fundamental building block for developing other components and modules that are critical for realizing the full potential of next-generation all-optical networks.

   Specific advantages of our optical waveguide technology as it applies to tunable Bragg gratings include:

  . the optical filter is formed in the optical waveguide, thereby improving optical performance by reducing the degradation of an optical signal typically associated with attachment to other devices as well as degradation of the signal through the device;

  . our optical filters are particularly well suited for applications involving optical systems with small spacing between channels;

  . the tunable Bragg grating filter can be easily customized and adapted for specific applications, such as optical channel filtering, gain equalization, and other signal conditioning applications;

  . our optical waveguide technology allows for highly reliable, precise and repeatable tuning; and

  . our optical waveguide technology is easily coupled with other existing complementary optical technologies.

We believe that our customers will benefit from the enhanced optical functionality our optical waveguide platform provides for next-generation optical networks.

Products

 Optical Networking Products

   The AgileWave family of products that we are developing includes a range of components, modules and subsystems for optical networking systems providers that will enable them to meet the demands of next-generation optical networks. Our products address three important aspects of optical wavelength management:

  .  routing of wavelength channels;

  .  optical signal conditioning; and

  .  optical signal monitoring.

The following tables set forth these products and their capabilities. These tables also indicate whether a product is (1) being shipped to customers, (2) in alpha testing, which refers to products in early stages of internal product testing or customer evaluation testing or (3) under development.

  Routing:


          Product                 Description                   Benefits                 Status
---------------------------------------------------------------------------------------------------
  Athermal Channel Filter  Filter that separates      .  High channel counts         Shipping
                           or combines signals        .  Passive, meaning it         Fourth Quarter
                                                         requires no electronic      2000
                                                         or active control
---------------------------------------------------------------------------------------------------
  Tunable Grating Module   Filter that maintains      .  Enables new services        Alpha Testing
                           a channel within its       .  Cost-effective              (customer)
                           assigned wavelength range
---------------------------------------------------------------------------------------------------
  Optical Add/Drop         Device that adds or drops  .  Completely passive,         Alpha Testing
   Multiplexer             pre-selected channels         requires no electronic      (internal)
                                                         or active controls
                                                      .  Enables the interconnection
                                                         of optical networks
                                                      .  Enables new services
---------------------------------------------------------------------------------------------------
  Reconfigurable Optical   Programmable device        .  Enables remote              Alpha Testing
   Add/Drop Multiplexer    that adds or drops            reconfiguration of the      (internal)
                           a selected or desired         network to adjust to
                           channel or channels           changing traffic patterns
                                                      .  Enables the interconnection
                                                         of optical networks
                                                      .  Enables new services
                                                      .  Enables rapid delivery
                                                         of services
                                                      .  Cost-effective


  . Athermal Channel Filter. Channel filters reflect selected optical channels while allowing other channels to pass and are used throughout optical systems, primarily for combining or separating optical signals. Conventional filters are sensitive to temperature and undergo wavelength drift with changes in temperature and typically require active thermal controls to maintain wavelength stability. Active thermal controls require the input of additional electrical power to maintain wavelength stability with changes in temperature. Our athermal channel filter passively, without the need for additional electrical power, stabilizes the wavelength, thus eliminating the need for active thermal controls. We have begun shipping limited quantities of our athermal channel filter to one customer. This product has completed initial verification testing and is currently undergoing full qualification and formal acceptance testing with that customer. Our athermal channel filter is also currently undergoing initial customer testing with a second customer.

  . Tunable Grating Module. Tunable grating modules precisely tune, or set to a desired wavelength, and are the enabling building blocks for network elements that can be tuned to numerous wavelengths. These devices maintain a channel within its assigned wavelength band. Our tunable grating modules can be provided as standard channel filters or can be customized for particular customer applications. The precise tuning feature of our tunable grating modules can enable advanced signal conditioning devices needed for maintaining the quality and performance of high speed optical transmission systems. Our tunable grating module is currently undergoing customer evaluation testing with three customers.

  . Optical Add/Drop Multiplexers. Optical add/drop multiplexers add or drop preselected channels. These devices are used to route wavelength signals and connect data transport links to subscriber networks. Our optical add/drop multiplexers incorporate our stable athermal channel filters to provide precise wavelength control and performance over temperature.

  . Reconfigurable Optical Add/Drop Multiplexer. Our reconfigurable optical add/drop multiplexer is a programmable wavelength routing device to add or drop channels. This can provide wavelength control and routing of an optical signal, without the need for costly optical to electrical to optical conversion, which is typically needed to route signals. Accordingly, it can enable remote reallocation of channels so service providers can more quickly and efficiently adjust to changing traffic patterns, and provision services on demand.

   Conditioning:


          Product                    Description                       Benefits                 Status
----------------------------------------------------------------------------------------------------------
  Gain Equalization Filter  Filter that equalizes optical .  Long transmission of            Alpha Testing
                            power levels across all          signals                         (internal)
                            channels                      .  Passive device, requires
                                                             no electronic or active control
----------------------------------------------------------------------------------------------------------
  Dynamic Gain              Filter with variable          .  Long transmission of            Development
   Equalization             characteristics used to          signals
   Filter                   equalize optical power        .  Enables new services
                            levels across multiple        .  Enables network
                            channels of varying              reconfiguration to adjust
                            signal strength                  to changing traffic patterns
----------------------------------------------------------------------------------------------------------
  Dynamic Dispersion        Tunable module that           .  Long transmission of            Development
   Compensation             maintains quality of optical     signals
   Module                   signals                       .  Enables high speed
                                                             transmission
                                                          .  Enables new services
                                                          .  Enables network
                                                             reconfiguration to adjust to
                                                             changing traffic patterns
----------------------------------------------------------------------------------------------------------
  Tunable Laser             Laser light source            .  Reduces maintenance cost        Development
                            that can be adjusted to       .  Enables remote
                            a range of different optical     reconfiguration of the
                            channels                         network to adjust to
                                                             changing traffic patterns
                                                          .  Enables new services
                                                          .  Enables rapid delivery of
                                                             services
                                                          .  Cost-effective
----------------------------------------------------------------------------------------------------------
  Optical Amplifier         Module that amplifies         .  Long transmission               Development
   Module                   and maintains optical            of signals
                            signal strength               .  Cost-effective

  . Gain Equalization Filter. Optical amplifiers are used to boost weakened optical signals transmitted across long distances. These amplifiers generally do not amplify the signals for all channels equally. Maintaining uniform channel power, however, is critical to the performance of multi-channel DWDM systems. Accordingly, gain equalization filters optically adjust the DWDM channels to equalize the power level across all channels. These filters are typically sensitive to temperature changes and require costly active thermal controls. Our gain equalization filter, however, is being developed to eliminate the need for such active thermal controls.

  . Dynamic Gain Equalization Filters. Dynamic gain equalization filters are used to adjust the output power of optical amplifiers, which are used to boost the power of weakened optical signals. These devices are critical in maintaining constant signal strength for all wavelength channels. Dynamic gain equalization filters are a critical component to condition and maintain performance of multiple signals of varying strength routed to and from various destinations in next-generation optical networks.

  . Dynamic Dispersion Compensation Module. Fixed dispersion compensators are currently deployed in point-to-point DWDM systems to compensate for the effects of chromatic dispersion, a signal distortion caused by wavelengths traveling over optical fiber for long distances at different speeds. As optical networks become interconnected, dispersion compensation schemes must become reconfigurable to adjust to routing and processing of wavelengths that have traveled over varying optical paths. Our dynamic dispersion compensation modules are being developed in close cooperation with customers to allow wide adjustment of dispersion to compensate individual channels, or bands of channels.

  . Tunable Lasers. Tunable lasers are a key component to enable next-generation optical networks to be reconfigurable. Current DWDM systems are based on fixed single-wavelength laser sources that generate and transmit only one wavelength of light. This results in inventory and maintenance issues for network operators because each channel requires a separate laser. This problem is compounded as DWDM systems continue to grow in channel count. We are developing tunable lasers that are tunable/settable to generate a selected wavelength of light permitting the laser to be used for multiple channels. We believe they will provide immediate relief of this inventory problem and enable tunable transmitters for future networks.

  . Optical Amplifier Module. Optical amplifiers are used throughout optical systems to amplify weakened optical signals. We are developing an optical amplifier module that will provide for higher output power at a lower cost than conventional technology.

  Monitoring:


      Product                   Description                      Benefits             Status
------------------------------------------------------------------------------------------------
  Tunable Bandpass  Filter that will select and pass     . Enables diagnosis and   Alpha Testing
   Selector         a single channel                       verification of network (internal)
                                                           performance
                                                         . Cost-effective
------------------------------------------------------------------------------------------------
  Optical Channel   Diagnostic instrument                . Enables diagnosis and   Development
   Analyzer         that identifies optical channels       verification of network
                    and signal strength of optical         performance
                    signals carried in transmission line
                                                         . Long transmission of
                                                           signals
                                                         . Cost-effective


  . Tunable Bandpass Selector. Tunable bandpass selectors are devices that filter light transmissions, allowing a narrow wavelength of light to pass, while rejecting all other wavelengths. These devices are used to precisely select a single channel from a set of channels and may be used for a variety of optical network applications. We expect one of our customers to commence qualification testing of our tunable bandpass selector in December 2000.

  . Optical Channel Analyzer. An optical channel analyzer provides management of optical channels across a broad spectrum of wavelengths. Our optical channel analyzer is being developed to provide functions including channel identification, power level measurement and optical signal to noise measurement.

 Industrial Optical Sensing Products

   We are also a supplier of optical sensing products to the oil and gas industry. Our optical sensing systems utilize optical fiber technology and Bragg grating-based sensors to provide instantaneous information about oil and gas reservoirs. Our optical sensing products offer an extended operating lifetime over conventional electronics technology. We offer temperature and pressure sensor systems based on optical fiber technology as a replacement to traditional electronic gauges for monitoring of these critical parameters in underground oil and gas reservoirs. We have also introduced monitors for measuring the rate of fluid flow in a pipe and a meter for determining the mix of oil and water flowing in a pipe to provide information to help optimize oil production operations and yield. We are also developing a seismic system to be implemented in wells that uses optical sensors to detect the reflection of soundwaves to provide an image of underground formations.

Customers

   Our target customer base for our optical networking products includes major suppliers of DWDM optical networking equipment. To date we have not generated any revenue from the sale of optical networking products. To date, we have received purchase orders for optical networking products from three large suppliers of optical networking equipment, including Cisco Systems and Corvis Corporation, and we are currently in discussions with other large suppliers of optical networking equipment to test and/or purchase our optical networking products. Of these three purchase orders, two are non-cancellable purchase commitments for a specified number of our products totaling approximately $143,000. The third purchase order is a three-month rolling-forecast supply agreement for athermal filters, without guaranteed minimum purchase requests but with specified maximum limitations tied to the amount of product specified for delivery in the previous month, with an initial two year term, renewable upon mutual agreement. We will recognize revenue from sales under these purchase orders when delivery has been made, collection is probable and, if contractually required, a customer's product acceptance is received, provided that there are no significant remaining obligations.

   Our target customer base for our industrial optical sensing products includes large oil and gas companies. We began recognizing revenue from the sale of optical sensing products in the first quarter of 2000. Through September 30, 2000, one customer, BP Exploration & Oil Inc. and Amoco Production Company, had accounted for 100% of our revenues. We are currently in discussions with other large oil and gas companies to test and/or purchase our industrial optical sensing products.

Sales and Marketing

   Our sales and marketing strategy is to work closely with prospective customers to analyze their needs and to provide a customized solution using our proprietary technology and products to meet those needs. We work directly with the customer to establish and define technical requirements and product evaluation criteria. After delivery of a prototype, we work closely with the customer to draft product development, qualification and manufacturing milestones. Our potential customer base is diverse in their particular requirements for and capabilities of product integration. We have a dedicated and highly trained staff of engineers who work with the customer to develop customized solutions for their optical networking needs. With this approach, we believe we will increase product performance and decrease time to market for our customers.

   We intend to implement our sales and marketing strategy through a direct sales team that will coordinate all customer contact and support, generate product release strategies for each product, and establish a product distribution network and customer support function. During the initial customer acquisition phase, a team of product engineers will be dedicated to work along with the sales team through product development and qualification. As we introduce new products and begin to increase manufacturing operations, our ability to grow our business will depend to a large extent on our ability to attract and retain qualified sales staff.

Manufacturing

   We are currently in the process of completing manufacturing facilities for full-scale production of optical networking products at our headquarters located in Wallingford, Connecticut. In addition, as our business grows, we intend to significantly expand our manufacturing capacity and hire significant numbers of new manufacturing employees.

   The optical communications industry has traditionally been capacity-constrained. Demand for quality optical communications products has consistently outpaced manufacturing capacity. Accordingly, we intend to invest in manufacturing resources not only to meet our sales forecasts, but also to meet possible excess demand. As part of our manufacturing strategy we plan to:

  . Expand and Scale Manufacturing Capacity. We intend to spend the necessary resources to expand our facilities, equipment and labor force in advance of customer purchase commitments to provide for higher throughput than our forecasts predict. We have designed our manufacturing processes so that they can be scaled for higher capacity. We have developed a systematic approach that will allow us to increase manufacturing capacity quickly should demand exceed our forecasts.

  . Invest in Automation and Batch Manufacturing. Many aspects of manufacturing optical networking products are manually intensive and, as a result, throughput is constrained. Wherever possible, we intend to automate traditionally manually labor intensive processes to increase yields and throughput. We also intend to take advantage of new manufacturing technology by selecting and procuring the latest production equipment to enable higher volume batch manufacturing to produce higher yields and throughput.

  . Leverage and Enhance our Quality Manufacturing Capability. In April 1999, we were granted ISO 9001 certification. ISO 9001 is an internationally recognized standard that prescribes quality assurance management. We believe that this certification enhances our competitive position. We are also planning to implement the standards of TL 9000 and apply for registration. TL 9000 is a new standard developed by leaders in the telecommunications industry that serves to define a quality system specifically for telecommunication component manufacturers. Some major network service providers are beginning to mandate TL 9000 registration for suppliers.

  . Train and Maintain a Quality Workforce. The manufacturing of high-quality optical components requires the use of a highly skilled workforce to perform such critical functions as optical assembly, alignment, soldering and component integration. We have invested and intend to continue to invest significant resources in training and maintaining the quality of our manufacturing workforce.

  . Leverage our Existing Infrastructure. We have made a significant investment in infrastructure so that we can increase our ability to rapidly scale production volumes. Since 1998, we have operated a company-wide integrated enterprise resource planning system, which includes inventory planning and management, manufacturing, and quality modules. We maintain a supply chain management department that identifies all elements in the supply chain and evaluates potential risks associated with sources of supply and recommends appropriate alternate sources. We are investing in a redundant advanced manufacturing capability separate from our full-scale production capability that will be used to fabricate and test pre-production components and subassemblies, build pilot units, and refine tooling and other aspects of the product. We believe this investment will help eliminate manufacturing interruptions traditionally caused by the introduction of new products into manufacturing.

   As we develop our manufacturing capabilities and enter full-scale production of our products, we will need to significantly increase our manufacturing work force and acquire significant additional manufacturing space. The competition for such personnel is intense and the availability of industrial space that lends itself to scalable high technology, high volume manufacturing is limited.

Product Development

   We have assembled a team of engineers with significant experience in optics, data networking and communications. As of October 31, 2000 we employed 98 optical, electrical and mechanical engineers and technicians. Our engineering team possesses expertise in the areas of grating technology, fiber optics, electro-optics, optical instrumentation, opto-mechanical engineering, software engineering and packaging technology. Our product development efforts focus on enhancing our initial optical networking products, developing additional products and continuing to develop next-generation technology to support the growth in network bandwidth requirements and the transition to the next-generation optical networks.

   As of October 31, 2000 we employed 115 people in research and development. Of our engineers and manufacturing staff, 42 have advanced degrees. We have made, and will continue to make, a substantial investment in research and development. Our research and development expenses totaled $1.5 million for 1997, $9.3 million for 1998, $15.8 million for 1999, and $14.6 million for the nine months ended September 30, 2000.

   The optical networking product industry is characterized by very rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. While we have developed, and expect to continue to develop, our optical networking products through internal research and development efforts, we expect to continuously evaluate external technologies as a basis for expanding our internally developed technology foundation through licensing, partnerships or acquisitions.

Competition

   Competition in the market for optical networking products is intense. Some of our competitors include Avanex Corporation, Corning Incorporated, JDS Uniphase Corporation, Lucent Technologies Inc., New Focus, Inc. and Nortel Networks Corporation. Some of our competitors, such as Lucent and Nortel, are vertically integrated manufacturers of optical networking equipment that are also potential customers. While we compete with these companies with respect to the optical components, modules and subsystems that they develop, market and sell to third parties, they are potential customers with respect to the components, modules and subsystems that we manufacture and they do not.

   Many of our competitors are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale and support of their products. In addition, many of our competitors have large market capitalizations or cash reserves and are much better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. Any of these acquisitions could give our competitors a strategic advantage. Many of our potential competitors have significantly more established sales and customer support organizations than we do. In addition, many of our competitors have much greater name recognition, more extensive customer bases, better developed distribution channels, broader product offerings and greater manufacturing capacity than we have. These companies can use their broader product offerings and adopt aggressive pricing policies to maintain and broaden their customer base. As a result, we expect to encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors. Additional competitors may enter the market and we are likely to compete with new companies in the future.

   The principal factors upon which we compete are:

  .  product features;

  . ability to rapidly develop and introduce products that respond to customer needs;

  .  product reliability;

  .  ability to deliver products in volume; and

  .  price.

   We believe we compete favorably on each of these factors with other traditional and emerging optical networking products and technologies that compete with our products. Some of our competitors offer products having features and capabilities similar to our products. For example, some competitors offer similar optical channel filters, based on fiber Bragg grating technology or thin film filter technology. We believe our products exhibit better thermal stability, in terms of less change or drift in wavelength over a wide range of temperatures, than fiber Bragg grating based products. While thin film filter technology may have lower dispersion level characteristics, we believe our products exhibit as good or better thermal stability, and also have the advantage of having optical filter characteristics that more precisely select or filter a specific range of optical wavelengths, particularly if a very small or narrow range of optical wavelengths is desired. Additionally, while some of our competitors offer tunable fiber Bragg grating products, to our knowledge, none of these competitive products can be tuned to operate at a desired wavelength without the need for a separate device to check or reference whether the product is operating at the desired wavelength.

   With respect to our industrial optical sensing products, we face competition primarily from providers of traditional electronic-based industrial sensors to the oil and gas industry. In order to compete against the vendors of these traditional sensors, we must demonstrate the advantages of our optical fiber-based sensors, over this well-established technology. The principal competitive factors in this industry include price and reliability. We believe we compete favorably with respect to these factors, particularly reliability of our products. Traditional electronic-based sensors are prone to failure at the high temperature and high pressure environments typically found in oil and gas wells. Our products are designed for high performance over a long life in high temperature and pressure environments. Many of our competitors, however, have longer operating histories and greater financial, marketing and other resources than we have. As a result, they are able to devote greater resources than we can to the promotion, sale and support of their products. Accordingly, we cannot assure you that we will be able to compete effectively with the makers of traditional electronic-based industrial sensors.

Intellectual Property

   Our success and ability to compete depend substantially upon our internally developed technology. Our intellectual property strategy is to obtain broad patent protection for this technology both domestically and abroad. As of October 31, 2000, we owned 14 U.S. patents and had 67 pending U.S. patent applications and 35 pending foreign patent applications. Our issued patents expire between December 2016 and September 2018. Of these patents and applications, two of the U.S. patents, which expire in November 2017 and July 2018, 30 of the pending U.S. patent applications and ten of the pending foreign patent applications relate to technology applicable to optical networking products. These patents and patent applications relate to technology involving the design, manufacture and use of our optical network products. We also have exclusive and non-exclusive licenses to 39 patents, three of which relate to technology for optical networking products. The licenses involving our optical networking products relate to advanced technology not yet used in our optical network products. We intend to build a strong patent portfolio for our products and obtain the broadest patent coverage possible. There can be no assurance that patents will ever be issued for the patent applications we have filed. Furthermore, any patents issued to us or licensed by us may be invalidated, circumvented or challenged. As a result, patents or licenses may not provide us with competitive advantages or adequately protect our proprietary rights.

   While we rely on patent, copyright, trade secret and trademark law to protect our technology, we also believe that factors such as the technological and creative skills of our personnel, new product developments, and frequent product enhancements are essential to establishing and maintaining a technology leadership position. We cannot assure you that others will not develop technologies that are similar or superior to our technology.

   We also generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our proprietary information. Despite these efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States.

   Substantial litigation regarding intellectual property rights exists in the optical networking industry, and we expect that optical networking products may be increasingly subject to third-party infringement claims. Many patent holders aggressively use their patent portfolio to realize the value of their proprietary rights or to bring infringement claims against their competitors. Our competitors may file patent applications covering aspects of their technology on which they may claim our technology infringes. We can not make any assurances that other third parties will not claim infringement by us with respect to our products and our associated technology. Any infringement claims asserted against us, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us and failure or inability by us to license the infringed or similar technology could seriously harm our business. We have received a letter from a third party implying that technology used in our optical networking products falls within the scope of that third party's patents. Although we believe our products do not use that technology, the letter offered a license of the technology and we are considering licensing the technology. We believe that resolution of this matter will not materially adversely affect our financial condition or our results of operations.

Employees

   As of October 31, 2000, we employed a total of 312 full-time employees in the following areas:

  .  136 in manufacturing;

  .  115 in research and development;

  .  16 in sales and marketing; and

  .  45 in administration.

   In addition, as of October 31, 2000, 40 persons provided technical services to us pursuant to consulting arrangements. To support our anticipated growth, we expect that we will need to hire a significant number of additional employees, particularly in manufacturing and sales and marketing. We cannot assure you that we will be able to do so. None of our employees is represented by unions, and we believe that our relations with our employees are good.

Facilities

   As of October 31, 2000 we leased an aggregate of 117,861 square feet of space in Wallingford, Connecticut pursuant to the following two leases:

  . an 89,776 square feet lease that expires in April 2005, subject to renewal for an additional five-year period; and

  . a 28,085 square feet lease that expires in September 2010, subject to renewal for an additional five-year period.

   We use our Wallingford space for sales and marketing, research and development, administration and manufacturing of our optical networking products. We also lease 31,410 square feet of space in Houston, Texas pursuant to a lease that expires in October 2007. We have the right to renew the lease for an additional five-year period. Our Houston space is used as the primary manufacturing facility for our industrial optical sensing products.

   If we grow as anticipated, we expect that we will need additional space, particularly manufacturing space. We cannot assure you that we will be able to obtain suitable space on commercially reasonable terms, or at all.

Legal Proceedings

   We are not currently involved in any material legal proceedings, nor, to our knowledge, are any threatened.

                                  MANAGEMENT

Executive Officers and Directors

   The following table sets forth information concerning our executive officers, directors and key employees as of October 31, 2000:

 Name                             Age                 Position
 ----                             ---                 --------
 Executive Officers and Directors
 F. Kevin Didden.................  40 President, Chief Executive Officer and
                                      Director
 Alan D. Kersey, Ph.D............  44 Vice President, Chief Technology Officer
                                      and Director
 Faye A. Iseley..................  44 Vice President, Chief Financial Officer
 Michael Grillo..................  40 Vice President, General Counsel
 David R. Huber, Ph.D.(2)........  50 Chairman of the Board
 Will Honeybourne(1)(2)..........  49 Director
 David F. Palmer(1)(2)...........  39 Director
 Asmund Slogedal.................  63 Director
 John B. Spirtos(1)..............  35 Director

 Key Employees
 Gerald L. DePardo...............  40 Vice President, Intellectual Property
                                      Counsel
 Keith R. Morley.................  49 Vice President and General Manager,
                                      Optical Sensing Systems
 Paul E. Sanders.................  44 Vice President, Business Development
 John V. Viega...................  49 Vice President, Operations

--------
(1) Member of our Audit Committee
(2) Member of our Compensation Committee

   F. Kevin Didden has served as our President and Chief Executive Officer and as a director since founding CiDRA in August 1996. From August 1995 through August 1996, Mr. Didden was Managing Director of Trac, Inc., a technology commercialization consulting firm. From 1992 to 1995, Mr. Didden was Manager of Technology Applications for the United Technologies Corporation Technology Center. Mr. Didden has over 10 years experience in technology management and commercialization, along with extensive international technology joint venture experience. Mr. Didden received a B.S. in Business Administration from the University of Connecticut, an M.B.A. from Rensselaer Polytechnic Institute and is completing an M.S. in Technology Management at Rensselaer Polytechnic Institute.

   Alan D. Kersey, Ph.D. has served as our Vice President, Chief Technology Officer since joining CiDRA in June 1997, and as a director since June 2000. From November 1984 to June 1997 he was with the Naval Research Laboratory, Washington D.C., where he was involved in the application of fiber optics, and particularly Bragg gratings, to both sensing and communications systems. Dr. Kersey received a B.S. in Physics and Electronics from the University of Warwick, and a Ph.D. from the University of Leeds. He has published extensively in the area of fiber optics, and holds over 30 patents in the area of fiber optic systems. Dr. Kersey was elected Fellow of the Optical Society of America in 1993.

   Faye A. Iseley has served as our Vice President, Chief Financial Officer since August 1999. From May 1998 through July 1999, Ms. Iseley was the Chief Financial Officer of SL Green Realty Corporation, a publicly-traded commercial real estate company. From March 1996 through October 1997, Ms. Iseley was Corporate Treasurer of Mass Mutual Life Insurance Company and from June 1994 through February 1996, she was Chief Financial and Operations Officer of Connecticut Mutual Financial Services. In addition, Ms. Iseley held various financial positions at The Mack Company, Time-Life Books, Inc., and COMSAT. Ms. Iseley received an A.B. from Brown University and an M.B.A. from The Darden School at the University of Virginia. Ms. Iseley is also a certified public accountant.

   Michael Grillo has served as our Vice President, General Counsel since August 1998. From August 1997 to August 1998, Mr. Grillo was our Intellectual Property Counsel. From April 1994 through August 1997, Mr. Grillo was a member of the law firm of Ware, Fressola, Van Der Sluys and Adolphson in Monroe, Connecticut. Mr. Grillo received a B.S. in Electrical Engineering from the University of Delaware and a J.D. from the University of Connecticut School of Law.

   David R. Huber, Ph.D. has served as Chairman of the Board since April 1997. Dr. Huber has 18 years of experience in the development of optical communications systems. He is the founder of Corvis Corporation, a manufacturer of optical networking equipment. He has served as the Chairman of the Board, President and Chief Executive Officer of Corvis since June 1997. From 1992 through April 1997, Dr. Huber served first as Chief Technology Officer and later as Chief Scientist of Ciena Corporation, a company he founded in 1992. From 1989 through 1992, Dr. Huber managed the Lightwave Research and Development Program for General Instrument Corp. Prior to 1989, Dr. Huber held positions in optical communications development at Rockwell International Corp., Optelecom, Inc. and ITT Industries, Inc., formerly International Telephone & Telegraph Corp. Dr. Huber holds 41 U.S. patents in optics technology and has numerous additional patents pending. He received a B.S. in Physics from Eastern Oregon State University and a Ph.D. in electrical engineering from Brigham Young University.

   Will Honeybourne has served as a director since April 1999. Mr. Honeybourne has been a Managing Director of First Reserve Corporation since January 1999. From September 1996 through December 1998, Mr. Honeybourne was Senior Vice President for Western Atlas International, Inc. From September 1993 through October 1995, he served as President and Chief Executive Officer of Computalog Ltd. He also serves on the board of directors of Destiny Resource Services Corp. and Canadian Crude Separators Inc., both publicly-traded companies. Mr. Honeybourne also currently serves on the boards of directors of several private companies. He received a B.S in Oil Technology and he is an Associate of the Royal School of Mines, Imperial College, London University.

   David F. Palmer has served as a director since February 1998. Mr. Palmer is a partner of Vision Capital Partners, a merchant banking firm, which was founded in 1997. In addition, he is the managing member of Velocity Capital LLC, and VFP LLC. Prior to joining Vision Capital Partners, Mr. Palmer was a founding partner of Velocity Capital LLC which was formed in July 1998 and he was Vice President of FTL Investments from 1995 to July 1998. He is also currently on the boards of several private companies. He received an A.B. in Physical Chemistry from Hamilton College and an M.B.A. from the J. L. Kellogg Graduate School of Management of Northwestern University.

   Asmund Slogedal has served as a director since August 1997. Since 1990, Mr. Slogedal has held several positions with Ventours Management KS, a Norwegian venture capital firm, and he is currently a Managing Director. He also serves on the board of directors of the Teknoinvest Fund V. He is Chairman of the board of directors of Iterated Systems, Inc., and he also is on the boards of directors of several private companies. Mr. Slogedal holds a B.S. in Engineering from Perdue University.

   John B. Spirtos has served as a director since April 1999. Mr. Spirtos has served as the Vice Chairman of Optical Capital Group, a venture capital firm, since its inception in May 2000. Mr. Spirtos was the General Counsel for HRLD Corporation, which managed HRLD Venture Partners, from October 1998 to May 2000. From April 1994 to October 1998, Mr. Spirtos was an attorney with the law firm Kirkpatrick and Lockhart, LLP. Mr. Spirtos serves on the boards of directors of several private companies. He received a B.S. from the University of California, a J.D. from Southwestern University and an L.L.M. and an M.B.A. from Georgetown University.

   Gerald L. DePardo has served as our Intellectual Property Counsel since February 1998 and as Vice President since April 1999. From June 1994 through February 1998, Mr. DePardo was an Intellectual Property Attorney for United Technologies Corporation and was involved with portfolio management, technology licensing, contracts and corporate law. Mr. DePardo received a B.S. in Electrical Engineering from Northeastern University, an M.S. in Electrical Engineering from Rensselaer Polytechnic Institute and a J.D. from the University of Connecticut School of Law.

   Keith R. Morley has served as our Vice President and General Manager, Optical Sensing Systems since joining CiDRA in August 1999. Prior to joining us, Mr. Morley spent 26 years in the oil and gas service industry. From July 1998 to August 1999, he served as President and Chief Executive Officer of Diversified Energy Services Corporation, a consulting firm for the oil and gas industry. From December 1995 to July 1998, he served as President and Chief Operating Officer of both Phoenix Drilling Services Inc. and Phoenix Energy Products Inc., subsidiaries of Phoenix Energy Services, LLC. Additionally, Mr. Morley spent 18 years with various divisions of Baker Hughes Incorporated, a major oilfield service, holding a broad range of operations, sales and marketing, and executive management positions. Mr. Morley received a Joint Honors B.S. from the University of London, England.

   Paul E. Sanders joined CiDRA in March 1998, and has served as Vice President, Business Development since June 1999. Mr. Sanders has over 20 years of experience in the fiber optics industry. From December 1996 to March 1998, Mr. Sanders was Business Development Manager at Uniphase Telecommunications Products, now part of JDS Uniphase, and was responsible for marketing and program management of new products serving the DWDM industry. From September 1982 through November 1996, he served in a number of engineering and business development roles with 3M Corporation, and was a principal in launching 3M's specialty optical fiber and Bragg grating business units. Mr. Sanders received a B.S. in Chemistry from the University of Bridgeport.

   John V. Viega has served as our Vice President, Operations since December 1997. From March 1979 through December 1997, he held various financial, operations and management positions with Gerber Systems Corporation, a manufacturer of high-precision imaging systems. From April 1994 to December 1997, he served as Vice President, Operations for Gerber Systems. From June 1991 to April 1994, he served as the Director of Manufacturing for Gerber Systems. From August 1986 to June 1991, Mr. Viega was Controller for Gerber Systems where he was responsible for all financial and operational accounting. He received a B.A. in Economics from the University of Connecticut and an M.B.A. from the University of Hartford.

Board Composition

   Upon completion of this offering, our board of directors will consist of seven members divided into three classes as nearly equal in number as possible. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. Upon completion of this offering, Messrs. Palmer and Slogedal will serve as the Class I directors, whose term expires at the first annual meeting of stockholders after completion of this offering; Dr. Kersey and Messrs. Honeybourne and Spirtos will serve in as the Class II directors, whose term expires at the second annual meeting of stockholders after completion of this offering; and Mr. Didden and Dr. Huber will serve as the Class III directors, whose term expires at the third annual meeting of stockholders after completion of this offering. In addition, upon completion of this offering, the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors may have the effect of discouraging or making it more difficult for a third party to acquire control of us. The current members of our board of directors were elected pursuant to a voting agreement entered into in June 2000. This agreement will terminate upon completion of this offering.

Committees of the Board of Directors

   Our board of directors has an audit committee and a compensation committee.

   Audit Committee. The current members of our audit committee are Messrs. Honeybourne, Palmer and Spirtos. Our audit committee reviews, acts on, and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.

   Compensation Committee. The current members of our compensation committee are Dr. Huber and Messrs. Honeybourne and Palmer. Our compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our stock option plans.

Compensation of Directors

   Our directors who are also our employees receive no compensation for serving on the board of directors. We reimburse our non-employee directors for all travel and other reasonable expenses incurred in attending board of director and committee meetings. Our non-employee directors are eligible to receive nonqualified stock option grants under our 2000 Employee, Director and Consultant Stock Plan. We may in the future grant nonqualified stock options to non-employee directors as an incentive to join or remain on the board of directors.

Compensation Committee Interlocks and Insider Participation

   The compensation committee of our board of directors consists of Dr. Huber and Messrs. Honeybourne and Palmer, none of whom has been an officer or employee of CiDRA at any time since our inception. No executive officer of CiDRA serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. In August 2000, we entered into a purchase agreement with Corvis Corporation, of which Dr. Huber is Chairman of the Board, President, Chief Executive Officer and a greater than 10% stockholder. See "Related Party Transactions--Purchase Agreement with Corvis Corporation" for a further discussion of this affiliation. Prior to the formation of the compensation committee, the board of directors as a whole made decisions relating to the compensation of our executive officers.

Executive Compensation

   The following table sets forth the total compensation paid or accrued during the year ended December 31, 1999 to our Chief Executive Officer and our two other most highly compensated executive officers who earned more than $100,000 in salary and bonus during 1999. No other executive officer earned more than $100,000 in salary and bonus during 1999. Faye A. Iseley, our Vice President, Chief Financial Officer, joined us in August 1999 at an annual base salary of $125,000.

                          Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                                                      Awards
                                      Annual       ------------
                                   Compensation       Shares
                                ------------------  Underlying     All Other
Name and Principal Position     Salary($) Bonus($) Options (#)  Compensation ($)
---------------------------     --------- -------- ------------ ----------------
F. Kevin Didden...............  $125,000   $ 450       --           $   --
 President and Chief Executive
 Officer
Alan D. Kersey, Ph.D. ........   125,612   8,891       --               --
 Vice President, Chief
 Technology Officer
Michael Grillo................   125,000   5,000       --            30,000(1)
 Vice President, General
 Counsel

--------
(1) Consists of $30,000 paid to Mr. Grillo in 1999 for relocation expenses. Mr. Grillo elected not to relocate and repaid this amount to us in 2000.

Option Grants in Last Fiscal Year

   There were no stock options granted to the executive officers named in the summary compensation table above during our fiscal year ended December 31, 1999.

Aggregate Option Exercises in 1999 and Year-End Option Values

   The following table sets forth information with respect to option exercises and the total value of options held by each executive officer named in the summary compensation table above as of December 31, 1999. Because there was no public trading market for the common stock as of December 31, 1999, the value realized upon the exercise of options and the value of the unexercised in-the-money options at year-end have been calculated using an assumed initial public offering price of $15.00 per share, minus the applicable per share exercise price.

                                             Number of Securities
                          Shares            Underlying Unexercised   Value of Unexercised In-
                         Acquired                 Options at           the-Money Options at
                            on     Value      December 31, 1999        December 31, 1999 ($)
                         Exercise Realized ------------------------- -------------------------
Name                       (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
F. Kevin Didden.........     --       --         --           --            --           --
Alan D. Kersey, Ph.D....     --       --     220,360      192,440     3,272,346    2,857,734
Michael Grillo..........  50,000  745,000     43,333       66,667       643,495      990,005

Employment Agreements

   We have entered into employment agreements with the following executive officers named in the summary compensation table above. For each of the agreements described below, "cause" means any act or omission by the officer in the conduct of his duties and responsibilities which constitutes gross negligence or willful misconduct, or any act of or omission by the officer which involves dishonesty or criminal conduct. In addition, "good reason" means that any of the following has occurred and not been cured within 15 days:

  .  the officer's compensation has been materially reduced;

  . the officer's position, duties or responsibilities have been materially reduced;

  .  the officer's primary place of employment is moved more than 60 miles;
     or

  .  we have not paid the officer compensation that is due.

   F. Kevin Didden. We have entered into an employment agreement dated October 3, 2000 with F. Kevin Didden to serve as our President and Chief Executive Officer. This agreement has an initial term of three years and is automatically extended for additional one-year periods unless Mr. Didden or we give notice 90 days prior to the end of any term that the agreement will not be extended. Mr. Didden's initial base salary is $220,000 per year, and he is eligible for a bonus of up to 40% of his base salary, to be paid upon the achievement of milestones to be determined by our compensation committee. Mr. Didden is also entitled to receive any benefits we provide to similarly situated executive officers. Under the agreement, if we terminate Mr. Didden for cause or if Mr. Didden terminates his employment other than for a good reason, we must pay him severance equal to three months compensation over a three-month period. If we terminate Mr. Didden without cause, or if he terminates his employment for good reason, we must pay him severance equal to 18 months' compensation over a six-month period. In addition, if within 24 months of a change of control of CiDRA, Mr. Didden terminates his employment with good reason he will receive 12 months' compensation paid over a six-month period and all unvested stock options will immediately vest. Mr. Didden has also entered into an assignment of inventions and one year non-competition and non-solicitation agreement.

   Alan D. Kersey, Ph.D. We have entered into an employment agreement dated October 3, 2000 with Alan D. Kersey, Ph.D to serve as our Vice President, Chief Technology Officer. This agreement has an initial term of two years and is automatically extended for additional one-year periods unless Dr. Kersey or we give notice 90 days prior to the end of any term that the agreement will not be extended. Dr. Kersey's initial base salary is $185,000 per year, and he is eligible for a bonus up to 30% of his base salary, to be paid upon the achievement of milestones to be determined by our compensation committee. Dr. Kersey is also entitled to receive any benefits we provide to similarly situated executive officers. Under the agreement, if we terminate Dr. Kersey for cause or if Dr. Kersey terminates his employment other than for a good reason, we must pay him severance equal to three months compensation over a three-month period. If we terminate Dr. Kersey without cause, or if he terminates his employment for good reason, we must pay him severance equal to 12 months' compensation over a six-month period. In addition, if within 24 months of a change of control of CiDRA Dr. Kersey terminates his employment with good reason, he will receive six months' compensation paid over a six-month period and all unvested stock options will immediately vest. Dr. Kersey has also entered into an assignment of inventions and one year non-competition and non-solicitation agreement.

   Michael Grillo. We have entered into an employment agreement dated October 3, 2000 with Michael Grillo to serve as our Vice President, General Counsel. This agreement has an initial term of two years and is automatically extended for additional one-year periods unless Mr. Grillo or we give notice 90 days prior to the end of any term that the agreement will not be extended. Mr. Grillo's initial base salary is $185,000 per year, and he is eligible for a bonus of up to 30% of his base salary, to be paid upon the achievement of milestones to be determined by our compensation committee. Mr. Grillo is also entitled to receive any benefits we provide to similarly situated executive officers. Under the agreement, if we terminate Mr. Grillo for cause or if Mr. Grillo terminates his employment other than for a good reason, we must pay him severance equal to three months compensation over a three-month period. If we terminate Mr. Grillo without cause, or if he terminates his employment for good reason, we must pay him severance equal to 12 months' compensation over a six-month period. In addition, if within 24 months of a change of control of CiDRA Mr. Grillo terminates his employment with good reason, he will receive six months' compensation paid over a six-month period and all unvested stock options will immediately vest. Mr. Grillo has also entered into an assignment of inventions and one year non-competition and non-solicitation agreement.

Employee Benefit Plans

 2000 Employee, Director and Consultant Stock Plan

   Our 2000 Employee, Director and Consultant Stock Plan was approved by our board of directors in October 2000, subject to stockholder approval. Under this plan, we may grant incentive stock options and nonqualified stock options. As of October 31, 2000, a total of 1,500,000 shares of common stock had been reserved for issuance under this plan. No shares have been issued pursuant to options granted under this plan, no shares are subject to outstanding options and 1,500,000 shares are available for future grant. In addition, there will be an annual increase in the number of shares reserved for issuance under the plan beginning on January 1, 2002 equal to the lesser of:

  .  3,000,000 shares;

  .  5% of the outstanding shares on the day before the date of the increase;
     or

  .  a lesser amount determined by the board of directors.

   Upon completion of this offering, this plan is to be administered by our compensation committee. The compensation committee will determine the terms of options granted pursuant to this plan, including:

  .  the exercise price and the number of shares subject to each option;

  .  the date on which the option becomes exercisable;

  .  the termination or cancellation provisions applicable to the options;
     and

  . the conditions relating to our right to reacquire shares subject to the options.

The maximum term of options granted under this plan is ten years.

   If we are acquired, the Compensation Committee will provide that outstanding options under this plan shall be: (1) assumed by the successor or acquiring company; (2) exercised within a specified number of days or the options will terminate; or (3) terminated in exchange for a cash payment equal to the value of the option at the time we are acquired. If we are acquired, the Compensation Committee may also provide that all outstanding options fully vest.

 1997 Stock Option Plan

   The 1997 Stock Option Plan was approved by our board of directors in January 1997 and by our stockholders in April 1997. The plan was amended in June 1997, December 1997, February 1998 and October 2000. The purpose of the plan is to enhance our profitability and value for the benefit of our stockholders by enabling us to offer stock-based incentives. The plan authorizes the grant of options to purchase shares of common stock to our employees and consultants. Under the plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted to our employees. As of October 31, 2000, a total of 8,400,000 shares were reserved for issuance under the plan, and 4,744,591 shares had been issued as a result of the exercise of options, 3,475,164 shares were subject to outstanding options, and 180,245 shares were available for future grants.

   The plan is administered by our compensation committee. Subject to the provisions of the plan, the compensation committee has authority to determine the terms of options granted pursuant to this plan, including:

  .  the number of shares subject to an option;

  .  the date on which the option becomes exercisable;

  .  the option exercise price per share; and

  .  the duration of the option.

   The plan provides that, in the event of our merger with or into another corporation or a sale of substantially all of our assets, our board of directors, or the board of directors of the acquiring corporation, will:

  . provide that unexercised options will be assumed or an equivalent option or right substituted by the acquiring corporation;

  . provide notice that all unexercised options must be exercised within a specific time period, after which all options will terminate; or

  . purchase all unexercised options for the aggregate fair market value of the shares subject to such options, less the aggregate exercise price.

If, following a change of control in which outstanding options under this plan were assumed or substituted by the acquiring corporation, an option holder is terminated without cause or terminates his or her employment for good reason, all unvested options will vest immediately.

 2000 Employee Stock Purchase Plan

   In October 2000, subject to stockholder approval, our board of directors adopted the 2000 Employee Stock Purchase Plan and reserved a total of 500,000 shares for issuance under the purchase plan. Generally, all employees that work 20 hours or more per week, who have been continuously employed by us for at least the three months immediately prior to any offering period, are eligible to participate. However, any employee who would own more than five percent of the total combined voting power of our stock immediately after a grant under the Purchase Plan is not eligible to participate and no participant may purchase more than $25,000 of our common stock in any one calendar year.

   The purchase plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986. The purchase plan is implemented by a series of consecutive six-month offering periods. The offering periods generally will start on April 1 and October 1 of each year, except that the first offering period will start on the effective date of the registration statement in connection with this offering and shall end on September 28, 2001, with the option price on the first day of such offering period equal to 85% of the initial public offering price.

   We will deduct up to 10% of each participating employee's pay, not to exceed $21,250 per year, beginning on the first day of each designated offering period. On the first day of each offering period, each participating employee will be granted an option to purchase shares of our common stock. Unless a participating employee withdraws from the purchase plan prior to the end of the offering period, on the last day of the offering period the option will be automatically exercised for the purchase of a number of shares of our common stock determined by dividing the participating employee's contributions during the offering period by the lesser of (1) 85% of the fair market value of our common stock on the first day of the offering period, or (2) 85% of the fair market value of our common stock on the last day of the offering period. Participating employees may end their participation at any time during an offering period, at which time they will receive all amounts deducted pursuant to the purchase plan for that offering period. Participation in the purchase plan ends automatically upon termination of employment.

   Our board of directors may amend or terminate the purchase plan at any time and in any respect without stockholder approval unless stockholder approval is required by law. The purchase plan will continue in effect for a term of ten years, subject to the right of the Board of Directors to terminate the purchase plan at any earlier time.

Limitation of Directors' Liability and Indemnification

   The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to limitations, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

   We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act of 1933. Our restated certificate of incorporation and bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We may repay expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

   There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification

                          RELATED PARTY TRANSACTIONS

Sales of Our Common Stock and Preferred Stock

   The following executive officers, directors or holders of more than five percent of our voting securities purchased our common stock and preferred stock in the amounts as of the dates set forth below. Each share of our Series A, Series B, Series C and Series D preferred stock is convertible into six shares of our common stock. For more detail on the shares listed below, see "Principal Stockholders."

                                                             Preferred Stock
Directors and Executive       Common     --------------------------------------------------------
Officers                      Stock         Series A      Series B      Series C      Series D
-----------------------   -------------- -------------- ------------- ------------- -------------
F. Kevin Didden(1)......       4,008,534            --            --            --            --
Alan D. Kersey,
 Ph.D.(2)...............         543,320            --            --            --            --
Faye A. Iseley(3).......         200,000            --            --            --            --
Michael Grillo(4).......         192,000            --            --            --            --
David R. Huber,
 Ph.D.(5)...............             --         696,331       858,369       334,211       146,693
Will Honeybourne(6).....             --             --            --        820,513        63,721
David F. Palmer(7)......             --             --            --         76,923        24,223
Asmund Slogedal(8)......             --         250,000       715,308       102,564        27,658
John B. Spirtos(9)......             --             --        858,369       334,211       146,693

5% Stockholders
---------------
Connecticut Innovations,
 Inc.(10)...............             --         290,141       250,358       134,154        45,600
Teknoinvest Management
 AS.....................             --         250,000       534,865        97,166         8,729
First Reserve Fund......             --             --            --        820,513        63,721
Price Per Share.........   $.005-$.625   $3.00 and $.01     $6.99        $19.50        $90.00
Date(s) of Purchase.....  August 7, 1996 April 27, 1997 Feb. 12, 1998 Apr. 13, 1999 June 20, 2000
                             through          and                     June 28, 1999
                          Sep. 29, 2000  Aug. 11, 1997                     and
                                                                      July 30, 1999

--------
(1)   Consists of 4,008,534 shares purchased for $.005 per share.
(2) Consists of 40,000 shares acquired upon exercise of options at $.075 per share, 412,800 shares acquired upon exercise of options at $.15 per share and 90,520 shares acquired upon exercise of options at $.625 per share.
(3) Consists of 200,000 shares acquired upon exercise of options at $.625 per share.
(4) Consists of 40,000 shares acquired upon exercise of options at $.075 per share, 120,000 shares acquired upon exercise of options at $.15 per share and 32,000 shares acquired upon exercise of options at $.625 per share.
(5) Includes 96,331 shares of Series A preferred stock sold for $.01 per share on August 11, 1997 pursuant to anti-dilution provisions granted in connection with the purchase of 600,000 shares of Series A preferred stock for $3.00 per share on April 27, 1997. Also includes 858,369 shares of Series B preferred stock, 334,211 shares of Series C preferred stock and 146,693 shares of Series D preferred stock purchased by entities affiliated with Dr. Huber.
(6) Consists of 820,513 shares of Series C preferred stock and 63,721 shares of Series D preferred stock purchased by entities affiliated with Mr. Honeybourne.
(7) Consists of 76,923 shares of Series C preferred stock and 24,223 shares of Series D preferred stock purchased by entities affiliated with Mr. Palmer.
(8) Consists of 250,000 shares of Series A preferred stock, 715,308 shares of Series B preferred stock, 102,564 shares of Series C preferred stock and 27,658 shares of Series D preferred stock purchased by entities affiliated with Mr. Slogedal.
(9) Consists of 858,369 shares of Series B preferred stock, 334,211 shares of Series C preferred stock and 146,693 shares of Series D preferred stock purchased by entities affiliated with Mr. Spirtos.
(10) Includes 40,141 shares of Series A preferred stock sold for $.01 per share on August 11, 1997 pursuant to anti-dilution provisions granted in connection with the purchase of 250,000 shares of Series A preferred stock for $3.00 per share on April 27, 1997.

   Purchasers of 999,511 shares of our Series D preferred stock, including those set forth in the table above, also received warrants to purchase an aggregate number of unregistered shares of common stock equal to approximately 4.5% of the shares of common stock issuable in this offering, or 301,485 shares, at an exercise price per share equal to the initial public offering price per share. Purchasers of the Series D preferred stock entitled to these warrants received warrants pro rata in proportion to the shares of Series D preferred stock they purchased.

Purchase Agreement with Corvis Corporation

   In August 2000, we entered into a purchase agreement with Corvis Corporation. This agreement has a term of two years and obligates Corvis to purchase optical networking products from us based on a rolling forecast provided to us by Corvis. To date, we have not shipped any products under this agreement. David R. Huber, Ph.D., our Chairman of the Board, is the Chairman of the Board, President, Chief Executive Officer and a greater than 10% stockholder of Corvis. We believe that the terms of this transaction with Corvis were at least as favorable as those we could have obtained from an unaffiliated third party.

2000 Executive Loan Program

   In August 2000, pursuant to our 2000 Executive Loan Program we lent an aggregate of $600,000 to our four executive officers. These loans are secured by a pledge of an aggregate of 200,000 shares of our common stock held by the executive officers, based on a per share price of $3.00 per share. These loans are payable in full on the earlier of (1) two years from the date the loan was made, (2) 30 days after voluntary or involuntary termination of the executive officer's employment with us or (3) 90 days after termination of the executive officer's employment with us as a result of retirement, disability or death. The outstanding principal balance of the loan will accrue interest at a rate equal to the prime rate upon the earlier of the date the loan is due or upon the expiration of the lock-up agreements entered into by the executive officers in connection with this offering. The number of shares pledged by each executive officer is subject to adjustment by the board of directors based on changes in the fair market value of our common stock. We have loans with the following executive officers in the amounts indicated:

Executive Officer                                         Amount   Date of Loan
-----------------                                        -------- --------------
F. Kevin Didden......................................... $150,000 August 1, 2000
Alan D. Kersey, Ph.D.................................... $150,000 August 1, 2000
Faye A. Iseley.......................................... $150,000 August 1, 2000
Michael Grillo.......................................... $150,000 August 1, 2000

Connecticut Presence Requirement

   Pursuant to the Preferred Stock Purchase Agreement dated June 20, 2000, Connecticut Innovations, Inc., a greater than five percent stockholder, has the right to require us to repurchase the 4,321,518 shares of common stock owned by them, and their affiliated entities, if we do not (1) maintain our principal place of business, (2) base a majority of our employees and (3) conduct a majority of our operations in Connecticut. If this right is triggered, they would have the right to require us to purchase these shares of common stock at a per share price equal to the greater of:

  . the initial purchase price plus a 25% rate of return compounded annually from the date of purchase; or

  . the fair market value of the share as mutually determined by us and Connecticut Innovations.

The shares held by Connecticut Innovations and its related entities were originally purchased in the form of Series A, Series B, Series C and Series D preferred stock at the prices and on the dates set forth in "Related Party Transactions--Sales of Our Common Stock and Preferred Stock." On an as converted basis, the shares we would be required to repurchase under the provision include:

  . 240,846 shares of common stock at an initial purchase price of $.0017 per share;

  . 1,500,000 shares of common stock at an initial purchase price of $.50 per share;

  . 1,502,148 shares of common stock at an initial purchase price of $1.165 per share;

  . 804,924 shares of common stock at an initial purchase price of $3.25 per share; and

  . 273,600 shares of common stock at an initial purchase price of $15.00 per share.

This right terminates once all of the shares held by Connecticut Innovations and its related entities are freely tradeable without registration under the Securities Act of 1933.


Accelerated Exercise of Options

   On September 20, 2000, our board of directors accelerated the exercisability of all outstanding incentive stock options to make them immediately exercisable. Employees who choose to exercise their options must agree to execute a stock restriction agreement which grants us the right to repurchase the restricted stock at the original purchase price. This right of repurchase lapses according to the original vesting schedule of the option. The following executive officers have chosen to exercise all or a portion of their options:

  . On September 28, 2000, Alan D. Kersey exercised options to purchase 82,070 shares of common stock at an exercise price of $0.15 per share and options to purchase 90,520 shares of common stock at an exercise price of $0.625 per share. Our right of repurchase with respect to these shares completely lapses on June 7, 2004.

  . On September 28, 2000, Faye A. Iseley exercised options to purchase 145,833 shares of common stock at an exercise price of $0.625 per share. Our right of repurchase with respect to these shares completely lapses on August 1, 2003.

  . On September 25, 2000, Michael Grillo exercised options to purchase 36,667 shares of common stock at an exercise price of $0.15 per share and options to purchase 32,000 shares of common stock at an exercise price of $0.625 per share. Our right of repurchase with respect to these shares completely lapses on June 7, 2004.

Future Transactions

   All future transactions, including any loans from us to our officers, directors, principal stockholders or affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of October 31, 2000, and as adjusted to reflect the sale of our common stock offered by this prospectus by:

  .  the executive officers named in the summary compensation table;

  .  each of our directors;

  .  all of our current directors and executive officers as a group; and

  . each stockholder known by us to own beneficially more than five percent of our common stock.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of October 31, 2000, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 50,747,775 shares of common stock outstanding on October 31, 2000, which assumes the conversion of all outstanding shares of preferred stock into common stock, and 57,447,775 shares of common stock outstanding after the completion of this offering.

   Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o CiDRA Corporation, 50 Barnes Park North, Wallingford, Connecticut 06492.

                                                                Percentage of
                                                                Common Stock
                                                                Beneficially
                                                  Number of         Owned
                                                    Shares    -----------------
                                                 Beneficially  Before   After
    Beneficial Owner                                Owned     Offering Offering
    ----------------                             ------------ -------- --------
Directors and Executive Officers
F. Kevin Didden (1).............................   3,947,026     7.8%     6.9%
Alan D. Kersey, Ph.D. (2).......................     532,903     1.0      *
Michael Grillo (3)..............................     192,833     *        *
David R. Huber, Ph.D. (4).......................  10,704,153    21.1     18.6
Will Honeybourne (5)............................   5,324,624    10.5      9.3
David F. Palmer (6).............................   2,413,516     4.8      4.2
Asmund Slogedal (7).............................   5,771,739    11.4     10.0
John B. Spirtos (8).............................   1,750,899     3.4      3.0
All current executive officers and directors as
 a group (9 persons) (9)........................  29,086,794    57.3     50.6

5% Stockholders
Connecticut Innovations, Inc. (10)..............   4,335,272     8.5      7.5
Teknoinvest Management AS (11)..................   5,089,079    10.0      8.9
First Reserve Corporation (5)...................   5,324,624    10.5      9.3

--------
*     Represents beneficial ownership of less than 1% of the shares of Common
      Stock.
 (1) Includes 22,292 shares issuable pursuant to options exercisable within 60 days of October 31, 2000. Also includes 1,641,844 shares held by Didden Investment, LLC, of which Mr. Didden is Manager. Mr. Didden disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in this entity.
 (2) Includes 7,083 shares issuable pursuant to options exercisable within 60 days of October 31, 2000 and 165,987 shares subject to our right of repurchase, which lapses over time. Also includes 20,000 shares held in trust for Dr. Kersey's minor children and 5,000 shares owned by Dr. Kersey's wife. Dr. Kersey disclaims beneficial ownership of these shares.
 (3) Includes 5,833 shares issuable pursuant to options exercisable within 60 days of October 31, 2000 and 65,333 shares subject to our right of repurchase, which lapses over time. Also includes 30,000 shares held in trust for Mr. Grillo's minor children and 5,000 shares owned by Mr. Grillo's wife. Mr. Grillo disclaims beneficial ownership of these shares.
 (4) Includes 38,415 shares issuable pursuant to the exercise of warrants exercisable upon the completion of this offering. Includes 79,458 shares held by The David R. Huber Grantor Retained Annuity Trust, 43,583 shares (including 161 warrant shares) held by HRLD Corporation, of which Dr. Huber is President, 154,330 shares (including 616 warrant shares) held by HRLD LP, of which Dr. Huber is a limited partner and 1,552,986 shares (including 37,638 warrant shares) held by Optical Capital Group, LLC, of which Dr. Huber is Chairman. Dr. Huber disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities.
 (5) Includes 19,220 shares issuable pursuant to the exercise of warrants exercisable upon the completion of this offering. Consists of 1,597,386 shares (including 5,766 warrant shares) held by First Reserve Fund VII, LP and 3,727,238 shares (including 13,454 warrant shares) held by First Reserve Fund VIII, L.P. Mr. Honeybourne is a Managing Director of First Reserve Corporation which is the General Partner of the General Partner of First Reserve Fund VII, L.P. and First Reserve Fund VIII, L.P. Mr. Honeybourne disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities. First Reserve Corporation is located at 475 Steamboat Road, Greenwich, Connecticut 06830.
 (6) Includes 7,306 shares issuable pursuant to the exercise of warrants exercisable upon the completion of this offering. Consists of 2,260,872 shares held by Velocity Capital, LLC, 35,011 shares (including 1,675 warrant shares) held by VPF CiDRA Investments, LLC and 117,633 shares (including 5,631 warrant shares) held by VPF CiDRA Investments II, LLC. Mr. Palmer is the Managing Member of each of these entities. Mr. Palmer disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities.
 (7) Includes 8,343 shares issuable pursuant to the exercise of warrants exercisable upon the completion of this offering. Includes 521,405 shares (including 1,265 warrant shares) held by Venturos I DA and 92,855 shares (including 4,445 warrant shares) held by Venturos Holding AS. Venturos I DA is managed by Venturos Management KS, which is a subsidiary of Venturos Holding AS. Mr. Slogedal is a Managing Director of Venturos Management KS. Also includes 4,466,477 shares (including 737 warrant shares) held by KS Teknoinvest V and 622,602 shares (including 1,896 warrant shares) held by Teknoinvest VI. Mr. Slogedal is a director of each of these entities. Mr. Slogedal disclaims beneficial ownership of shares held by all of these entities except to the extent of his pecuniary interest in these entities.
 (8) Includes 38,415 shares issuable pursuant to the exercise of warrants exercisable upon the completion of this offering. Consists of 43,583 shares (including 161 warrant shares) held by HRLD Corporation, of which Mr. Spirtos is General Counsel, 154,330 shares (including 616 warrant shares) held by HRLD LP, of which HRLD Corporation is the General Partner, and 1,552,986 shares (including 37,638 warrant shares) held by Optical Capital Group, LLC, of which Mr. Spirtos is Vice Chairman. Mr. Spirtos disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities.
 (9) See Notes 1 through 8 above. Also includes an additional 141,667 shares subject to our right of repurchase, which lapses over time.
(10) Includes 13,754 shares issuable pursuant to the exercise of warrants exercisable upon the completion of this offering. Includes 949,078 shares (including 3,700 warrant shares) held by CII/NEV LLC and 70,017 shares (including 3,351 warrant shares) held by Connecticut Innovations/Webster LLC. Connecticut Innovations, Inc. is the Managing Member of these entities. Connecticut Innovations, Inc. is located at 999 West Street, Rocky Hill, Connecticut 06067.
(11) Includes 2,633 shares issuable pursuant to the exercise of warrants exercisable upon the completion of this offering. Consists of 4,466,477 shares (including 737 warrant shares) held by KS Teknoinvest V and 622,602 shares (including 1,896 warrant shares) held by KS Teknoinvest
      VI. Teknoinvest Management AS is the manager of KS Teknoinvest V and KS Teknoinvest VI. Teknoinvest Management AS is located at Grev Wedels Plass 5, P.O. Box 556 Sentrum, 0151 Oslo, Norway.

                         DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, we will be authorized to issue 300,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share, and there will be 57,447,775 shares of common stock and no shares of preferred stock outstanding. Assuming the conversion of our preferred stock, as of October 31, 2000, we had 50,747,775 shares of common stock outstanding held of record by 371 stockholders. As of October 31, 2000, there were outstanding options to purchase 3,475,164 shares of common stock and outstanding warrants to purchase 301,485 shares of common stock. The number of shares underlying the outstanding warrants is equal to approximately 4.5% of the shares issuable in this offering so that a change in the size of the offering from 6,700,000 shares will result in a proportionate change in the number of shares issuable upon exercise of the outstanding warrants.

Common Stock

   Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

   The preferred stock, if issued, could have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, adversely affect the rights and powers, including voting rights, of the common stock, and have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Warrants

   As of October 31, 2000, we had outstanding warrants to purchase up to an aggregate number of shares of common stock equal to approximately 4.5% of the shares sold to the public in this offering, or 301,485 shares based on an offering of 6,700,000 shares. The shares to be issued upon the exercise of these warrants are not registered shares, but holders of these shares are entitled to registration rights as set forth below. These warrants were issued in connection with our Series D preferred stock financing and are exercisable at a price per share equal to the initial public offering price per share in this offering. The warrants may be exercised for a one-year period beginning on the day after the registration statement in connection with this offering is declared effective by the Securities and Exchange Commission.

Registration Rights

   Holders of shares of our common stock are entitled to registration rights with respect to those shares, as set forth below. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in any registration for an underwritten offering. All expenses incurred in connection with registrations effected in connection with the following rights will be borne by us.

   Demand Rights. The holders of 44,051,320 shares of common stock and 1,146,485 shares of common stock issuable upon the exercise of outstanding options and warrants will have rights to cause us to register those shares under the Securities Act. We may be required to effect up to three such registrations. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

   Piggyback Rights. If at any time after this offering we propose to register any of our equity securities under the Securities Act, other than in connection with:

  . a registration relating solely to our stock option plans or other employee benefit plans, or

  . a registration relating solely to a business combination or merger involving us,

the holders of 44,051,320 shares of common stock and 1,146,485 shares of common stock issuable upon the exercise of outstanding options and warrants are entitled to notice of such registration and are entitled to include their common stock in the registration.

   Shelf Registration Rights. In addition, the holders of 44,051,320 shares of common stock and 1,146,485 shares of common stock issuable upon the exercise of outstanding options and warrants will have the right to cause us to register these shares on a Form S-3, provided that we are eligible to use this form. We may be required to effect up to three such registrations. We will not be required to effect such a registration unless the aggregate offering price of the shares to be registered is expected to be at least $5.0 million, and we will only be required to effect one such registration in any twelve-month period. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

Delaware Law and Our Charter and By-law Provisions

   The provisions of (1) Delaware law, (2) our restated certificate of incorporation and (3) our restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

   Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to limited exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

   Classified Board of Directors. Our restated certificate of incorporation provides that our board of directors will be divided into three classes as nearly equal in number as possible. Each year, the stockholders will elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

   Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. If the date of the annual meeting is more than 30 days before or after the anniversary date of the preceding year's annual meeting, or if there was no annual meeting in the preceding year, notice must be delivered not less than the later of 60 days prior to the meeting or ten days following public announcement of the meeting and not more than 90 days prior to the meeting. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

   Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors authorized.

   No Stockholder Action by Written Consent. Our restated certificate of incorporation does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

   Super-Majority Stockholder Vote Required. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled "Delaware Law and Our Charter and By-law Provisions" and an affirmative vote of a majority of the shares entitled to vote is required to reduce the number of authorized shares of common stock or preferred stock. These stockholder votes would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A 66 2/3% vote is also required for any amendment to, or repeal of, our bylaws by the stockholders. Our bylaws may be amended or repealed by a simple majority vote of the board of directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock will be EquiServe Trust Company, N.A.

Listing

   We have applied to list our common stock on the Nasdaq National Market under the symbol "CIDR."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have 57,747,775 shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock and no exercise of any options and warrants outstanding as of October 31, 2000. Of these shares, the 6,700,000 shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act, and shares purchased by our executive officers and business associates in the directed shares program described below and in "Underwriters." The remaining 50,747,775 shares of common stock existing are "restricted shares" as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

   Number of Shares                                   Date
   ----------------                                   ----
        ....................... On the date of this prospectus.
        ....................... After 90 days from the date of this prospectus.
        ....................... After 180 days from the date of this prospectus
                                (subject, in some cases, to volume limitations).
        ....................... At various times after 180 days from the date of this prospectus (subject, in some cases, to
                                volume limitations).

   In addition, at our request, the underwriters have reserved up to shares of the 6,700,000 shares of common stock offered for sale pursuant to this prospectus for sale to some of our directors, executive officers, employees and business associates in a directed shares program. Any of these directed shares purchased by our executive officers and business associates, such as customers or suppliers, will be subject to a 180-day lock-up restriction. Accordingly, the number of shares freely transferable upon completion of this offering will be reduced by the number of directed shares purchased by our executive officers and business associates, and there will be a corresponding increase in the number of shares that become eligible for sale after 180 days from the date of this prospectus.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately 574,478 shares immediately after this offering, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. We are unable to estimate the number of shares that will be sold under rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us, or any affiliate, at least two years previously, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

   The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

   Upon completion of this offering, the holders of 44,051,320 shares of common stock and 1,146,485 shares of common stock issuable upon the exercise of outstanding options and warrants or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates.

Stock Options

   As of October 31, 2000, options to purchase a total of 3,475,164 shares of common stock were outstanding. All of the shares subject to options are subject to lock-up agreements. An additional 1,680,245 shares of common stock were available for future option grants under our stock plans.

   Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our 2000 Employee, Director and Consultant Stock Plan, our 1997 Stock Option Plan and our 2000 Employee Stock Purchase Plan. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of the prospectus, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Lock-up Agreements

   Our officers, directors and substantially all of our stockholders, who hold
an aggregate of approximately     shares of our common stock, have agreed,
subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated.

   If the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price per share for 20 of the 30 trading days (including the 30th day) ending on the last trading day preceding the 90th day after the date of this prospectus, 25% of the shares of our common stock subject to the 180-day restriction described above excluding
shares owned by our executive officers, or     shares, will be released from
these restrictions. The release of these shares will occur on the later to occur of:

  . the 90th day after the date of this prospectus if we make our first post-offering public release of our quarterly or annual earnings results during the period beginning on the eleventh trading day after the date of this prospectus and ending on the day prior to the 90th day after the date of this prospectus, or

  . on the second trading day following the first public release of our quarterly or annual results occurring on or after the 90th day after the date of this prospectus, if we do not make our first post-offering public release as described in the preceding clause.

   Of the shares to be released,     shares will be eligible for sale, in some
cases subject only to the volume, manner of sale and notice requirements of Rule 144. In addition, Morgan Stanley & Co. Incorporated may in its sole discretion choose to release any or all of these shares from these restrictions prior to the expiration of either the 90- or 180-day period.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, CIBC World Markets Corp., UBS Warburg LLC, Thomas Weisel Partners LLC and Raymond James & Associates, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock set forth opposite the names of these underwriters below:

                                                                       Number of
Name                                                                    Shares
----                                                                   ---------
Morgan Stanley & Co. Incorporated.....................................
CIBC World Markets Corp...............................................
UBS Warburg LLC.......................................................
Thomas Weisel Partners LLC............................................
Raymond James & Associates, Inc.......................................
                                                                       ---------
  Total............................................................... 6,700,000
                                                                       =========

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and a portion to some dealers at a price that
represents a concession not in excess of $    per share under the public
offering price. Any underwriter may allow, and such dealers may reallow, a
concession not in excess of $    per share to other underwriters or to other
dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters. Morgan Stanley Dean Witter Online, Inc. may act as a dealer, offering shares of common stock to its online customers over the Internet.

   Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,005,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares set forth next to the names of all underwriters in the preceding table. If the underwriters exercise the over-allotment option in full, the total price to the public for this
offering would be $   , the total underwriting discounts and commissions would
be $    and the total proceeds to us would be $    before deducting estimated
offering expenses of $   .

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "CIDR."

   We, our directors and executive officers and substantially all of our stockholders and option holders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, directly or indirectly, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. This lock-up restriction is subject, in specified circumstances, to earlier release. For a description of the circumstances leading to this earlier release, please see "Shares Eligible for Future Sale--Lock-up Agreements."

   The restrictions described in the immediately preceding paragraph do not apply to:

  . the sale by us to the underwriters of the shares of common stock under the underwriting agreement;

  . the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

  . transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   At our request, the underwriters have reserved up to     shares of common
stock offered by this prospectus for sale at the initial public offering price to some of our directors, executive officers, employees, customers and other business associates. There can be no assurance that any of the reserved shares will be purchased. The number of shares available for sale to the general public will be reduced to the extent that these parties purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Executive officers and business associates that purchase reserved shares will be prohibited from selling, transferring, assigning, pledging or hypothecating such shares for 180 days after the date of this prospectus.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 146 completed transactions, and has acted as a syndicate member in an additional 128 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

   On June 20, 2000, Morgan Stanley Dean Witter Equity Funding, Inc., purchased shares of our Series D preferred stock convertible into 333,336 shares of common stock for an aggregate amount of $5.0 million, or $15 per common share. In connection with its purchase of Series D preferred stock, Morgan Stanley Dean Witter Equity Funding also received warrants entitling it to purchase 16,758 shares of common stock at an exercise price per share equal to the initial public offering price. The number of shares underlying the warrants is equal to a fixed percentage of the shares issuable in this offering so that any change in the size of this offering from 6,700,000 shares will result in a proportionate change in the number of shares issuable upon exercise of the warrants. Morgan Stanley Dean Witter Equity Funding and Morgan Stanley & Co. Incorporated, which is an underwriter in this offering, are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co.

   Raymond James Financial, Inc. and two of its employees beneficially own approximately 38,000 shares of our common stock through their investments in First Reserve Fund VII and VIII and CII/NEV LLC, shareholders of CiDRA. Raymond James & Associates Inc., which is an underwriter in this offering, is a subsidiary of Raymond James Financial, Inc.

Pricing of the Offering

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

  . our record of operations, our current financial position and future prospects;

  .  the experience of our management;

  . sales, earnings and our other financial and operating information in recent periods; and

  . the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

   The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts and for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

   The financial statements of CiDRA Corporation as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

   You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and other filings made with the SEC electronically are publicly available through the SEC's web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC's public reference room, and the web site of the SEC referred to above.

                               CIDRA CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.........................................  F-2

Balance Sheets as of December 31, 1998 and 1999 and September 30, 2000
 (unaudited)..............................................................  F-3

Statements of Operations for each of the three years in the period ended
 December 31, 1999 and
 for the nine months ended September 30, 1999 (unaudited) and 2000
 (unaudited)..............................................................  F-4

Statements of Changes in Stockholders' Deficit for each of the three years in the period ended December 31, 1999 and for the nine months ended
 September 30, 2000 (unaudited)...........................................  F-5

Statements of Cash Flows for each of the three years in the period ended
 December 31, 1999 and
 for the nine months ended September 30, 1999 (unaudited) and 2000
 (unaudited)..............................................................  F-6

Notes to Financial Statements.............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of CiDRA Corporation

   In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' deficit and cash flows present fairly, in all material respects, the financial position of CiDRA Corporation (the "Company") at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Hartford, Connecticut
March 6, 2000, except for the stock split described in Note 8 which is as of April 7, 2000

                               CIDRA CORPORATION

                                 BALANCE SHEETS
                       (in thousands, except share data)

                                                                   September 30,
                                                                       2000
                                                                     Pro Forma
                                   December 31,                    Stockholders'
                                 ------------------  September 30,    Equity
                                   1998      1999        2000        (Note 2)
                                 --------  --------  ------------- -------------
                                                             (Unaudited)
Assets
Current assets:
  Cash and cash equivalents
   (Note 2)....................  $  4,497  $ 16,625    $ 55,685
  Marketable securities (Note
   2)..........................       --        --       30,769
  Restricted cash (Note 2).....       --      1,906       3,626
  Accounts receivable..........       --        --          107
  Inventories..................       772       750         657
  Other current assets.........       113       171         612
                                 --------  --------    --------
    Total current assets.......     5,382    19,452      91,456
Fixed assets, net (Note 3).....     3,882     5,347      21,734
Restricted cash................     1,367       440         848
Other assets (Note 4)..........       310       191         453
                                 --------  --------    --------
    Total assets...............  $ 10,941  $ 25,430    $114,491
                                 ========  ========    ========
Liabilities, Mandatorily
 Redeemable Convertible
Preferred Stock and
 Stockholders' (Deficit) Equity
Current liabilities:
  Accounts payable.............  $    963  $  1,093    $  9,347
  Accrued liabilities (Note
   5)..........................       531     1,459       2,735
  Current portion of long-term
   debt (Note 6)...............       243     3,960       4,323
                                 --------  --------    --------
    Total current liabilities..     1,737     6,512      16,405
                                 --------  --------    --------
Long-term debt (Note 6)........     3,691     2,116       2,250
                                 --------  --------    --------
Commitments and contingencies
 (Note 11)
Mandatorily redeemable
 convertible preferred stock,
 (Note 7) $.01 par value,
 7,020,000 shares authorized;
 3,764,433, 5,388,658,
 6,499,280 (unaudited), and 0
 (unaudited) shares issued and
 outstanding at December 31,
 1998, December 31, 1999,
 September 30, 2000 and
 September 30, 2000 pro forma,
 respectively (liquidation
 preference of $21,225, $52,898
 and $152,854 (unaudited) as of
 December 31, 1998, December
 31, 1999 and September 30,
 2000, respectively)...........    20,640    52,263     150,540           --
Stockholders' (deficit) equity
 (Note 8):
  Common stock, $.001 par
   value; 62,720,000 shares
   authorized; 7,430,478,
   8,292,030, 11,724,353
   (unaudited) and 50,720,033
   (unaudited) shares issued
   and outstanding at December
   31, 1998, December 31, 1999,
   September 30, 2000 and
   September 30, 2000 pro
   forma, respectively.........         7         8          12            51
  Additional paid-in capital...       195     2,567      18,886       169,387
  Loans to officers............       --        --       (1,075)       (1,075)
  Deferred compensation........       --     (1,651)    (11,985)      (11,985)
  Accumulated deficit..........   (15,329)  (36,385)    (60,542)      (60,542)
                                 --------  --------    --------       -------
    Total stockholders'
     (deficit) equity..........   (15,127)  (35,461)    (54,704)      $95,836
                                 --------  --------    --------       =======
    Total liabilities,
     mandatorily redeemable
     convertible preferred
     stock and stockholders'
     (deficit) equity..........  $ 10,941  $ 25,430    $114,491
                                 ========  ========    ========

   The accompanying notes are an integral part of these financial statements.

                               CIDRA CORPORATION

                            STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                             Nine Months Ended
                                Years Ended December 31,       September 30,
                                ---------------------------  ------------------
                                 1997      1998      1999      1999      2000
                                -------  --------  --------  --------  --------
                                                                (unaudited)
Revenue.......................  $   --   $    --   $    --   $    --   $    468
Operating expenses:
  Production costs, exclusive
   of stock compensation
   expense of $0, $0, $84, $0
   and $472, respectively.....      --        --        136       --      2,196
  Research and development,
   exclusive of stock
   compensation expense of $0,
   $0, $211, $148, and $1,131,
   respectively...............    1,484     9,270    15,773    11,662    14,606
  Sales and marketing,
   exclusive of stock
   compensation expense of $0,
   $0, $11, $5 and $200,
   respectively...............       86       947     1,594       993     1,796
  General and administrative,
   exclusive of stock
   compensation expense of $0,
   $0, $268, $158 and $967,
   respectively...............      848     3,000     3,414     2,381     4,594
  Deferred compensation.......      --        --        574       311     2,770
                                -------  --------  --------  --------  --------
    Total operating expenses..    2,418    13,217    21,491    15,347    25,962
                                -------  --------  --------  --------  --------
Loss from operations..........   (2,418)  (13,217)  (21,491)  (15,347)  (25,494)
Interest income...............       50       497       874       687     2,059
Interest expense..............       (7)      (80)     (513)     (385)     (615)
Other income (Note 4).........      --         85        74        19        24
                                -------  --------  --------  --------  --------
    Net loss..................   (2,375)  (12,715)  (21,056)  (15,026)  (24,026)
Dividends on preferred stock..      --        --        --        --        131
                                -------  --------  --------  --------  --------
  Net loss attributable to
   common stockholders........  $(2,375) $(12,715) $(21,056) $(15,026) $(24,157)
                                =======  ========  ========  ========  ========
  Basic and diluted net loss
   per share attributable to
   common stockholders........  $  (.72) $  (3.33) $  (3.39) $  (2.53) $  (2.85)
                                =======  ========  ========  ========  ========
Shares used in computing basic
 and diluted net loss per
 share attributable to common
 stockholders.................    3,316     3,818     6,209     5,937     8,468
                                =======  ========  ========  ========  ========
Pro forma basic and diluted
 net loss per common share
 (unaudited)..................                     $  (0.59)           $  (0.56)
                                                   ========            ========
Shares used in computing pro
 forma basic and diluted net
 loss per common share
 (unaudited)..................                       35,798              43,305
                                                   ========            ========

   The accompanying notes are an integral part of these financial statements.

                               CIDRA CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                             (dollars in thousands)

                            Common Stock    Additional
                          -----------------  Paid in     Deferred   Loans to  Accumulated
                            Shares   Amount  Capital   Compensation Officers    Deficit    Total
                          ---------- ------ ---------- ------------ --------  ----------- --------
December 31, 1996.......   6,307,504   $6    $    10          --    $   --     $   (239)  $   (223)
Net loss................         --   --         --           --        --       (2,375)    (2,375)
                          ----------  ---    -------     --------   -------    --------   --------
December 31, 1997.......   6,307,504    6         10          --        --       (2,614)    (2,598)
Share issued for
 OptoPlan
 investment (Note 4)....     700,000    1        157          --        --          --         158
Options exercised.......     422,974  --          28          --        --          --          28
Net loss................         --   --         --           --        --      (12,715)   (12,715)
                          ----------  ---    -------     --------   -------    --------   --------
December 31, 1998.......   7,430,478    7        195          --        --      (15,329)   (15,127)
Options exercised.......     861,552    1        147          --        --          --         148
Deferred compensation...         --   --       2,225       (2,225)      --          --         --
Amortization of deferred
 compensation...........         --   --         --           574       --          --         574
Net loss................         --   --         --           --        --      (21,056)   (21,056)
                          ----------  ---    -------     --------   -------    --------   --------
December 31, 1999.......   8,292,030    8      2,567       (1,651)      --      (36,385)   (35,461)
Options exercised
 (unaudited)............   3,432,323    4      1,515          --        --          --       1,519
Issuance of warrants
 (unaudited)............         --   --       1,700          --        --          --       1,700
Deferred compensation
 (unaudited)............         --   --      13,104      (13,104)      --          --         --
Amortization of deferred
 compensation
 (unaudited)............         --   --         --         2,770       --          --       2,770
Loans to officers
 (unaudited)............         --   --         --           --     (1,075)        --      (1,075)
Dividends (unaudited)...         --   --         --           --        --         (131)      (131)
Net loss (unaudited)....         --   --         --           --        --      (24,026)   (24,026)
                          ----------  ---    -------     --------   -------    --------   --------
September 30, 2000
 (unaudited)............  11,724,353  $12    $18,886     $(11,985)  $(1,075)   $(60,542)  $(54,704)
                          ==========  ===    =======     ========   =======    ========   ========


   The accompanying notes are an integral part of these financial statements.

                               CIDRA CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                            Nine Months Ended
                               Years Ended December 31,       September 30,
                               ---------------------------  ------------------
                                1997      1998      1999      1999      2000
                               -------  --------  --------  --------  --------
                                                               (unaudited)
Cash flows from operating
 activities:
  Net loss.................... $(2,375) $(12,715) $(21,056) $(15,026) $(24,026)
  Depreciation and
   amortization...............      39       508     1,164       803     1,592
  Amortization of deferred
   compensation...............     --        --        574       311     2,770
  Accretion of Series D
   preferred stock............     --        --        --        --         75
  Changes in operating assets
   and liabilities:
    Accounts receivable.......     --        --        --        --       (107)
    Inventories...............     (29)     (743)       22       (63)       93
    Other current assets and
     other assets.............     (90)     (171)       78        22      (703)
    Accounts payable and
     accrued expenses.........     417     1,077     1,058     1,076     3,930
                               -------  --------  --------  --------  --------
      Net cash used in
       operating activities...  (2,038)  (12,044)  (18,160)  (12,877)  (16,376)
                               -------  --------  --------  --------  --------
Cash flows from investing
 activities:
  Purchases of fixed assets...    (936)   (3,488)   (2,629)   (2,206)  (12,510)
  Purchases of marketable
   securities.................     --        --        --        --    (30,769)
                               -------  --------  --------  --------  --------
      Net cash used in
       investing activities...    (936)   (3,488)   (2,629)   (2,206)  (43,279)
                               -------  --------  --------  --------  --------
Cash flows from financing
 activities:
  Proceeds from issuance of
   debt.......................     --      4,042     2,475     2,265       967
  Debt repayment..............     --       (358)     (333)      --       (470)
  Restricted cash.............     --     (1,367)     (996)     (996)   (2,128)
  Proceeds from exercise of
   stock options..............     --         28       148        79     1,519
  Loan to officers............     --        --        --        --     (1,075)
  Net proceeds from sale of
   mandatorily redeemable
   convertible preferred stock
   and warrants...............   3,313    17,327    31,623    31,672    99,902
                               -------  --------  --------  --------  --------
      Net cash provided by
       financing activities...   3,313    19,672    32,917    33,020    98,715
                               -------  --------  --------  --------  --------
Net increase in cash and cash
 equivalents..................     339     4,140    12,128    17,937    39,060
Cash and cash equivalents at
 beginning of period..........      18       357     4,497     4,497    16,625
                               -------  --------  --------  --------  --------
Cash and cash equivalents at
 end of period................ $   357  $  4,497  $ 16,625  $ 22,434  $ 55,685
                               =======  ========  ========  ========  ========
Supplemental disclosures of
 cash flow information:
  Cash paid during the year
   for:
    Interest paid............. $     8  $     74  $    529  $    330  $    538

   Noncash transactions disclosed in Notes 3, 4 and 7.

   The accompanying notes are an integral part of these financial statements.

                               CIDRA CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. Formation and Operations of the Company

   CiDRA Corporation (the "Company") was incorporated in Delaware on August 7, 1996. The Company is engaged in the design, manufacture and marketing of high-precision component, module and subsystem products, based upon proprietary technology, for next-generation optical networks. The Company's products are designed to permit highly accurate wavelength tuning to enable increased functionality, flexibility and performance in optical networks.

   The Company has funded its operations through the issuance of equity securities, bank borrowings and equipment financing. During the first nine months of 2000, the Company raised $99,862,000 from the sale of preferred stock. Management believes the existing cash, cash equivalents and marketable securities on hand at September 30, 2000 will be adequate to fund the Company's cash requirements for the remainder of 2000 and into 2001.

2. Summary of Significant Accounting Policies

   Significant accounting policies followed in the preparation of these financial statements are as follows:

 Cash, cash equivalents, and restricted cash

   The Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents. The Company invests excess cash primarily in money market funds, certificates of deposits and short-term repurchase agreements at financial institutions which are subject to minimal credit and market risk.

   Restricted cash of $4.5 million (unaudited) at September 30, 2000 and $2.3 million at December 31, 1999 is comprised of amounts restricted under the Company's credit facilities. (See Note 6).

   Marketble securities

   The Company classifies its entire investment portfolio as available for sale as defined in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As of December 31, 1999 and September 30, 2000, the Company's investment portfolio consisted of debt and equity securities. As of September 30, 2000, the Company's marketable securities were held by two major banking institutions and all mature within one year.

   The cost basis, using the specific identification method, approximates fair value and no unrealized gain or loss has been recognized.

   Concentration of credit risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, marketable securities and accounts receivable. The Company's cash and investment policies limit investments to short-term investment grade instruments.

   One customer accounted for 100% of the revenue recognized during the nine-month period ended September 30, 2000 (unaudited). This same customer accounts for 100% of the accounts receivable balance at September 30, 2000 (unaudited).

                               CIDRA CORPORATION

 Inventories

   Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. The components of inventories are (in thousands):

                                                         December
                                                            31,
                                                         --------- September 30,
                                                         1998 1999     2000
                                                         ---- ---- -------------
                                                                    (unaudited)
   Raw materials........................................ $528 $629     $219
   Work in process......................................  244   62      375
   Finished goods.......................................  --    59       63
                                                         ---- ----     ----
                                                         $772 $750     $657
                                                         ==== ====     ====

 Fixed assets

   Fixed assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years. Leasehold improvements are amortized over the shorter of the useful life of the assets or the life of the lease term.

   The Company periodically reviews the carrying value of its fixed assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets." No impairment losses have been recognized to date.

 Revenue recognition

   The Company recognizes revenue from product sales when a purchase commitment has been received, delivery has been made, collection is probable and, if contractually required, a customer's product acceptance has been received. Warranty costs are estimated and recorded at the time of product revenue recognition.

   The Company also receives payment pursuant to a professional services arrangement. Under this arrangement, the Company recognizes revenue ratably as the services are performed.

 Stock compensation

   The Company applies APB Opinion 25 ("APB 25") and related interpretations in accounting for its stock option plan and stock awards. Under APB 25, compensation expense is recognized to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is then recognized over the vesting period.

   The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which services are received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

                               CIDRA CORPORATION

 Research and development

   Research and development costs are expensed as incurred.

 Income taxes

   The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Unaudited interim financial information

   The unaudited interim financial information as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 have been prepared on a basis consistent with the annual audited financial statements. In the opinion of management, such information contains all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. The operating results for any interim period are not necessarily indicative of the results for the entire year or for any future periods.

 Unaudited pro forma stockholders' equity

   If the offering contemplated in this prospectus is consummated, all of the mandatorily redeemable convertible preferred stock shares outstanding as of September 30, 2000 will convert either automatically or upon the consent of the preferred stockholders into 38,995,680 shares of common stock (the "Common Stock"). The unaudited pro forma presentation of the September 30, 2000 mandatorily redeemable convertible preferred stock and stockholders' equity (deficit) has been prepared assuming such conversion. Pro forma basic and diluted net loss per common share have been computed assuming the conversion of all outstanding shares of mandatorily redeemable preferred stock into common stock as of the beginning of the periods presented or as of the date of issuance, if later.

 Fair value of financial instruments

   The Company's financial instruments, including cash and cash equivalents, restricted bank deposits, accounts receivable, prepaid expenses, and accounts payable, are carried at cost which approximates their fair value because of the short-term maturity of these financial instruments.

 Net loss per share

   The Company follows the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic and diluted net loss per share is computed by dividing net loss available for common stockholders by the weighted average number of common shares outstanding during the period less outstanding nonvested shares. Outstanding nonvested shares are not included in the computation of weighted average shares outstanding until the time-based vesting restrictions have lapsed.

                               CIDRA CORPORATION

   The Company has excluded the impact of all convertible preferred stock, common stock subject to repurchase, warrants for common stock and outstanding stock options from the calculation of diluted loss per common share because all such securities are antidilutive for all periods presented.

 Segment information

   Through September 30, 2000, the Company operated as one segment.

 Comprehensive income (loss)

   The Company reports comprehensive income (loss) in accordance with Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income." During the periods presented, comprehensive income was not materially different from net income.

 Recent accounting pronouncements

   In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." The interpretation clarifies the application of APB Opinion No. 25 in specified events, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. To the extent that events occurring during the period after December 15, 1998, but before the effective date, the effects of applying this interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application for the final interpretation, no adjustments would be made to the financial statements for the periods before the effective date and no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. The adoption of this interpretation has not had a material effect on the accompanying financial statements.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition." This bulletin, as amended by SAB 101A and SAB 101B, summarizes views of the Staff on the measurement and timing of revenue recognition in financial statements of public companies. We believe that our current revenue recognition policy complies with the guidelines in the bulletin.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the Board issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. The Company will become subject to SFAS No. 133 on January 1, 2001. The Company does not currently hold any derivative instruments and does not engage in hedging activities. The adoption of SFAS No. 133 will not have a material impact on our financial position or results of operations.

                               CIDRA CORPORATION

3. Fixed Assets (in thousands):

                                                     December 31,
                                                     ------------- September 30,
                                                      1998   1999      2000
                                                     ------ ------ -------------
                                                                    (unaudited)
   Machinery and equipment.......................... $3,631 $5,842    $16,609
   Furniture........................................    288    487        571
   Software.........................................    212    372        451
   Leasehold improvements...........................    293    352      7,398
                                                     ------ ------    -------
                                                      4,424  7,053     25,029
   Less accumulated depreciation....................    542  1,706      3,295
                                                     ------ ------    -------
                                                     $3,882 $5,347    $21,734
                                                     ====== ======    =======

   Depreciation expense for the years ended 1997, 1998, 1999 and for the nine months ended September 30, 2000 was $39,000, $503,000, $1,164,000 and
$1,592,000, respectively.

   As of September 30, 2000, the Company has accrued $5,469,000 (unaudited) related to the purchase of fixed assets and construction of leasehold improvements.

4. Other Assets

   On February 18, 1998, the Company entered into a stock purchase agreement with OptoPlan A.S. ("OptoPlan"), a Norwegian corporation. OptoPlan was organized to develop, produce and market an experimental single point quartz resonant fiber optic pressure sensor to be used in the oil and petroleum industry. In consideration for a 40% equity interest in OptoPlan, the Company issued 700,000 shares of its Common Stock. The Company's investment in OptoPlan was $220,000 at September 30, 2000 (unaudited) and $191,000 at December 31, 1999. The investment is accounted for under the equity method of accounting and is included within other assets.

   As part of the stock purchase agreement with OptoPlan, the Company has the right to purchase additional shares of OptoPlan common stock upon the occurrence of a triggering event, defined as the authorization by the Board of Directors to effect an initial public offering ("IPO") of the common stock of the Company. If the Company should fail to effect an IPO, fail to become acquired, or become insolvent, on or before the fourth anniversary of the share purchase agreement, OptoPlan may repurchase the stock owned by the Company for cash for a fixed purchase price denominated in a foreign currency. The purchase price is approximately $389,000 at December 31, 1999. The Company also has the right of first refusal with respect to the sale of any shares of OptoPlan to a third party.

5. Accrued Liabilities

   Accrued liabilities consists of the following (in thousands):

                                                       December
                                                          31,
                                                      ----------- September 30,
                                                      1998  1999      2000
                                                      ---- ------ -------------
                                                                   (unaudited)
   Accrued wages..................................... $116 $  233    $  291
   Accrued royalties.................................  170    670       262
   Accrued services..................................  --     --        843
   Accrued rent......................................  116    158       172
   Other accrued expenses............................  129    398     1,167
                                                      ---- ------    ------
                                                      $531 $1,459    $2,735
                                                      ==== ======    ======

                               CIDRA CORPORATION

6. Debt

   In December 1998, the Company entered into a $5 million revolving credit facility with a bank. At December 31, 1999, approximately $3.5 million of notes payable were outstanding under this facility. The Company is required under this facility to comply with various financial and other covenants, including a requirement that the Company maintain account balances with the bank at least equal to the outstanding principal amount under the loan. However, in the event the Company maintains at least 90% of its funds in the bank, the Company is only required to maintain account balances with the bank at least equal to 50% of the outstanding principal amount under the loan. The facility is secured by all of the Company's tangible personal property and certain intangible personal property, subject only to security interests under the master loan and security agreement discussed below. No commitment fees are due on unused portions of the facility. Upon maturity of these notes in December 2000, the Company has the option to extend the repayment date with the then outstanding balance being payable in equal monthly installments ending in 2005.

   In August 1997, the Company entered into a $750,000 revolving equipment line of credit/term loan with a bank to finance up to eighty percent of capital equipment purchased. Interest is at the bank's prime rate plus 150 basis points. The loan is secured by the underlying equipment and also requires the maintenance of similar account balances with the bank as described above. Principal payments begin in January 2001 in 48 equal monthly payments.

   In October 1998, the Company entered into a master loan and security agreement to provide up to $5 million for capital equipment purchases. Individual notes payable under the agreement have monthly repayment terms of sixty months and bear interest at annual fixed rates ranging from 13.5% to 14.3%. The notes are secured by the underlying equipment.

   The following tables present information about the Company's debt balances (in thousands):

                                                   December 31,
                                                   ------------- September 30,
                                                    1998   1999      2000
                                                   ------ ------ -------------
                                                                  (unaudited)
Term notes payable under master loan and security
 agreement........................................ $1,200 $1,842    $2,339
Term note payable to bank; interest at bank's
 prime rate (9.5% at September 30, 2000 and 8.5%
 at December 31, 1999) plus 1.5%; monthly
 principal payments commencing January 2001 and
 continuing through December 2004.................    734    734       734
Note payable to bank; interest at bank's prime
 rate (9.5% at September 30, 2000 and 8.5% at
 December 31, 1999) plus .125%; matures in
 December 2000....................................  2,000  3,500     3,500
                                                   ------ ------    ------
                                                    3,934  6,076     6,573
Less current portion..............................    243  3,960     4,323
                                                   ------ ------    ------
Long-term debt.................................... $3,691 $2,116    $2,250
                                                   ====== ======    ======

   Future maturities of long-term debt as of December 31, 1999 are as follows (in thousands):

   2000.................................................................. $3,960
   2001..................................................................    678
   2002..................................................................    784
   2003..................................................................    443
   2004..................................................................    211
                                                                          ------
                                                                          $6,076
                                                                          ======

                               CIDRA CORPORATION

7. Mandatorily Redeemable Convertible Preferred Stock

   On April 28 and August 11, 1997, the Company issued 1,133,333 shares of Series A Cumulative Redeemable Convertible Voting Preferred Stock ("Series A Preferred Stock") for $3.00 per share. Concurrent with the August 1997 issuance, in accordance with anti-dilution provisions, the April 1997 preferred stock purchasers were issued an additional 141,828 shares.

   On February 12, 1998, the Company issued 2,489,272 shares of Series B Cumulative Redeemable Convertible Voting Preferred Stock ("Series B Preferred Stock") for $6.99 per share. The Series B Preferred Stock shares have the same characteristics as the Series A Preferred Stock issued in 1997.

   On April 13, June 28 and July 30, 1999, the Company issued 1,521,661, 51,282 and 51,282 shares, respectively, of Series C Cumulative Redeemable Convertible Voting Preferred Stock ("Series C Preferred Stock") for $19.50 per share. The Series C Preferred Stock shares have the same characteristics as the Series A and Series B Preferred Stock.

   On June 20, 2000, the Company issued 1,110,622 shares of Series D Cumulative Redeemable Convertible Voting Preferred Stock ("Series D Preferred Stock") for $90.00 per share (unaudited). The Series D Preferred Stock shares have the same characteristics as the Series A, Series B and Series C Preferred Stock, except that holders of Series D Preferred Stock also received warrants to purchase up to an aggregate number of shares of common stock equal to approximately 4.5% of the shares sold to the public in an initial public offering. These warrants are exercisable at a price equal to the initial public offering price. The warrants may be exercised for a one-year period beginning on the day after the registration statement in connection with this offering is declared effective by the Securities and Exchange Commission ("SEC"). The warrants, which expire June 20, 2001 if an initial public offering is not effected, have an aggregate value of approximately $1,700,000 (unaudited) and have been recorded as a component of additional paid in capital.

   At the option of the preferred stockholders, shares are convertible 6 for 1 into Class A Common Stock, subject to adjustment for certain dilutive events and issues. The Series A, Series B, Series C and Series D Preferred Stock (collectively, the "Preferred Stock") will automatically convert into shares of Class A Common Stock upon the public offering of the Company's Common Stock if a minimum of $20 million is raised and the per share sales price is at least $22.50 per share. The Preferred Stock has voting rights equivalent to the number of shares of Common Stock into which it is convertible and also has a liquidation preference over the common stockholders. At September 30, 2000, the Company has reserved 38,995,680 (unaudited) shares of common stock for conversion of the Preferred Stock.

   Preferred Stock accrues dividends at 8% per annum of the initial purchase price, cumulative beginning April 28, 2000, February 12, 2001, April 13, 2002 and April 13, 2002 for the Series A, Series B, Series C and Series D (unaudited), respectively. Upon conversion of Preferred Stock to Common Stock, unpaid dividends shall be paid either in cash or Common Stock (at the then fair market value). Payments of Preferred Stock dividends are payable prior to dividends on Common Stock. During the nine months ended September 30, 2000 the Company accrued $131,000 (unaudited) of such dividends.

   In the event of any voluntary or involuntary liquidation of the Company, the preferred stockholders shall be entitled to the original per share issuance price, plus any declared but unpaid dividends. Remaining assets, if any, shall be distributed to the Preferred and Common stockholders on a pro rata basis assuming full conversion of all such preferred stock. Under the terms of the Certificate of Incorporation, any acquisition, merger or consolidation which result in a majority ownership change will be deemed to be a liquidation of the Company, resulting in the redemption of the remaining preferred stockholder interest. Management does not consider any of the events that would trigger redemption to be probable.

                               CIDRA CORPORATION

   Shares of Preferred Stock shall, at the election of no less than 75% of the preferred stockholders, be redeemed by the Company, subject to the Company having funds legally available. The Preferred Stock will be redeemed in equal amounts on or about April 13, 2004, 2005 and 2006. The redemption price will be equal to the initial purchase price of the Preferred Stock, plus any accrued and unpaid dividends.

   As a requirement of the Preferred Stock issued to Connecticut Innovations, Inc. ("CII"), the Company must maintain its principal place of business, base a majority of its employees and conduct the majority of its operations in Connecticut. If the Company fails to maintain its Connecticut presence, CII has the right to require the Company to redeem 290,141 shares of Series A Preferred Stock, 250,358 shares of Series B Preferred Stock, 134,154 shares of Series C Preferred Stock and 45,600 shares of Series D Preferred Stock at the greater of (i) the fair market value of the shares, or (ii) an amount equal to the initial purchase price plus an amount calculated to yield a 25% annually compounded rate of return. CII's redemption rights are also available to other preferred stockholders.

8. Stockholders' Deficit

 Common stock

   The Company has authorized 67,200,000 shares of Class A Common Stock (the "Common Stock"), par value $.001.

   In 1997, the Company declared a 283 for 1 stock exchange, whereby the common stockholders received restricted Common Stock pursuant to Shareholder Restriction and Exchange Agreements ("Agreements"). Generally, the restricted common stock vests twenty-five percent on the first anniversary date of the Agreement and monthly thereafter through the fourth year. The unvested restricted shares are subject to repurchase by the Company at their original purchase price. As of December 31, 1999, the Company has 983,062 shares of restricted Common Stock subject to future vesting.

   Effective April 7, 2000, the Company declared a 2 for 1 stock split. The accompanying financial statements retroactively reflect these stock splits.

 Common stock options

   The Company's Board of Directors adopted the 1997 Stock Option Plan (the "Plan") for directors, consultants and key employees. The Plan permits the granting of incentive stock options and non-qualified stock options to purchase up to 7,400,000 shares of Common Stock.

   Options issued under the 1997 Stock Option plan vest twenty-five percent on the first anniversary date and monthly thereafter through the fourth year. The stock options are exercisable over a period of ten years from the date of grant.

   On September 20, 2000, the Company's Board of Directors accelerated the exercisability of incentive stock options to make them immediately exercisable. In return for such acceleration, each employee who elects to exercise such options must execute a stock restriction agreement. Any stock purchased under such options becomes subject to a stock restriction which provides the Company an option to repurchase the stock at its original purchase price (the employee's exercise price) if the employee leaves prior to completion of their original vesting period. Such stock restriction expires according to the employee's original vesting schedule. Generally all options granted under the Plan after September 21, 2000 are immediately exercisable, subject to this same stock restriction agreement.

                               CIDRA CORPORATION

   A summary of stock option activity under the Plan is as follows:

                                                                   Weighted
                                                                   Average
                                               Number of Shares Exercise Price
                                               ---------------- --------------
   Outstanding at December 31, 1996
     Granted..................................     2,768,250       $0.1302
     Exercised................................           --            --
     Forfeited................................           --            --
                                                  ----------
   Outstanding at December 31, 1997...........     2,768,250        0.1302
     Granted..................................     1,644,000        0.2088
     Exercised................................      (422,974)       0.0685
     Forfeited................................       (86,824)       0.0256
                                                  ----------
   Outstanding at December 31, 1998...........     3,902,452        0.1723
     Granted..................................     1,035,000        0.6014
     Exercised................................      (861,552)       0.1711
     Forfeited................................      (185,624)       0.1524
                                                  ----------
   Outstanding at December 31, 1999...........     3,890,276        0.2877
     Granted (unaudited)......................     1,306,620        1.6949
     Exercised (unaudited)....................    (3,432,323)       0.4420
     Forfeited (unaudited)....................       (57,000)       0.4764
                                                  ----------
   Outstanding at September 30, 2000
    (unaudited)...............................     1,707,573        1.0480
                                                  ==========

   In December 1997, all option holders were given the opportunity to convert any non-vested, non-qualified stock options into incentive stock options with an exercise price of $.15 per share. The vesting period for the options converted remained unchanged. Options to purchase an aggregate of 2,312,250 shares of common stock were converted into incentive stock options in 1998.

   All options granted from March 1, 1999 through December 31, 1999 and during the nine months ended September 30, 2000, were granted with exercise prices below fair market value. As a result, the Company has recorded unearned compensation of $2,225,000, $1,716,000 (unaudited) and $13,104,000 (unaudited)
as of December 31, 1999, September 30, 1999 and September 30, 2000, respectively. The Company amortizes unearned compensation related to employee option grants over the vesting period of the stock options using the accelerated attribution method. The Company has recognized amortization expense of $574,000, $311,000 (unaudited) and $2,770,000 (unaudited) during the year ended December 31, 1999 and the nine month periods ended September 30, 1999 and 2000, respectively.

   Included in the above amounts are awards granted to non-employees. Unearned compensation related to non-employee stock grants was $90,000 and $629,000 (unaudited) at December 31, 1999 and September 30, 2000, respectively. The Company amortizes unearned compensation related to non-employee grants over the related service period of the stock options using the accelerated attribution method. The Company has recognized amortization expense of $0, $0 (unaudited) and $320,000 (unaudited) during the year ended December 31, 1999 and the nine month periods ended September 30, 1999 and 2000, respectively.

                               CIDRA CORPORATION

   The following summarizes additional information about stock options outstanding at December 31, 1999:

                             Options Outstanding              Options Exercisable
                     ------------------------------------  ------------------------
                                      Weighted
                         Number        Average   Weighted      Number      Weighted
        Range          Outstanding    Remaining  Average     Exercisable   Average
         of          at December 31, Contractual Exercise  at December 31, Exercise
   Exercise Prices        1999          Life      Price        1999        Price
   ---------------   --------------- ----------- --------  --------------- --------
   $0.0025-0.225        2,916,276       8.18      $.151         945,704      $0.164
    0.2260-0.625          974,000       9.53       .625             --          --
                        ---------                               -------
                        3,890,276                               945,704      $0.164
                        =========                               =======


   If compensation expense had been recognized based on the fair value of options at their grant date, in accordance with Financial Accounting Standard No. 123 ("FAS 123"), the results of operations would have been as follows:

                                                   1997      1998      1999
                                                  -------  --------  --------
   Net loss attributable to common stockholders
    (in thousands):
     As reported................................. $(2,375) $(12,715) $(21,056)
     Pro forma under FAS 123.....................  (2,404)  (12,768)  (21,217)
   Basic and diluted net loss per share
    attributable to common stockholders:
     As reported.................................   $(.72) $  (3.33) $  (3.39)
     Pro forma under FAS 123.....................    (.72)    (3.34)    (3.42)

   The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for options granted:

                                                1997        1998        1999
                                             ----------- ----------- -----------
   Risk free interest rate.................. 5.38%-6.86% 4.36%-5.56% 4.80%-6.38%
   Expected dividend yield..................        None        None        None
   Expected life of option..................     7 years     7 years     7 years
   Expected volatility......................          0%          0%          0%

   The weighted average fair value of options granted during 1997, 1998, and 1999 was $0.13, $0.21 and $2.77, respectively.

   The above pro forma results are not necessarily indicative of future pro forma results. Future option grants will be valued using a volatility factor which will change the value of such options. At September 30, 2000 there were 2,683,151 shares (6,125,474 shares at December 31, 1999) of Common Stock reserved for the exercise of stock options.

 Loans to Officers

   In August 2000, pursuant to our 2000 Executive Loan Program, the Company lent an aggregate of $1,075,000 to eight officers. These loans are secured by shares of our Common Stock held by the officers. These loans are payable in full on the earlier of (1) two years from the date the loan was made, (2) 30 days after voluntary or involuntary termination of the executive officer's employment with us or (3) 90 days after termination of the officer's employment. The outstanding principal balance of the loans will accrue interest at a rate equal to the prime rate upon the earlier of the date the loan is due or upon the expiration of any lock-up agreements entered into by the officers in connection with the Company's initial public offering of its Common Stock. The number of shares pledged by each officer is subject to adjustment by the board of directors based on changes in the fair market value of our Common Stock.

                               CIDRA CORPORATION

9. Income Taxes

   The Company's gross deferred tax assets and liabilities were as follows (in thousands):

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------  -------
   Gross deferred tax assets:
     Carryforwards:
       Net operating losses.................................... $6,284  $14,342
       Research and development tax credits....................    763    1,331
     Other.....................................................    --       575
                                                                ------  -------
                                                                 7,047   16,248
                                                                ------  -------
   Gross deferred tax liability:
     Depreciation..............................................    309      375
                                                                ------  -------
   Net deferred tax asset......................................  6,738   15,873
                                                                ------  -------
   Less: valuation allowance................................... (6,738) (15,873)
                                                                ------  -------
                                                                $  --   $   --
                                                                ======  =======

   The Company has provided a valuation allowance for the full amount of the deferred tax assets in excess of the deferred tax liability since management has not determined that it is more likely than not that the future benefit will be realized.

   At December 31, 1999, the Company had approximately $35.4 million of federal net operating loss carryforwards that begin to expire in the year 2012, approximately $34.6 million of state net operating loss carryforwards that begin to expire in 2002 and federal and state research and development tax credit carryforwards of approximately $1.3 million that begin to expire in the year 2012.

   The amount of the December 31, 1999 net operating loss and research and development tax credit carryforwards that may be utilized annually to offset future taxable income and tax liability will be limited as a result of a 1997 ownership change pursuant to Section 382 of the Internal Revenue Code. As a result, net operating loss carryforwards and research and development tax credit carryforwards of approximately $1.5 million and $66,000, respectively, are subject to an aggregate annual utilization limitation of $330,000.

10. 401(k) Retirement Savings Plan

   The Company has a 401(k) Retirement Savings Plan covering substantially all of its employees, subject to certain eligibility requirements. Participants have the option of contributing up to 15% of their annual compensation. The Company did not make any matching contributions in 2000, 1999 or 1998.

11. Commitments and Contingencies

   The Company leases facilities and certain equipment under operating leases with varying terms, renewal options and expiration dates. Aggregate future minimum lease payments under non-cancelable operating leases at December 31, 1999 are as follows (in thousands):

   2000.................................................................... $578
   2001....................................................................  589
   2002....................................................................  601
   2003....................................................................  597
   2004....................................................................  614
   Thereafter..............................................................  156

                               CIDRA CORPORATION

   Rent expense under non-cancelable operating leases for 1997, 1998 and 1999 was approximately $55,000, $416,000 and $554,000, respectively, and $583,000 for the nine months ended September 30, 2000.

   In 1996, the Company entered into a Royalty License Agreement (the "Agreement"), whereby the Company obtained the exclusive right to a patented technology in exchange for 141,500 shares of the Company's Common Stock. Under the Agreement, the Company is obligated for royalty payments of up to 10% of the related product sales. The Company is obligated for minimum royalty payments of $500,000 through December 31, 1999, and subsequently the Company is obligated for minimum annual royalty payments of $350,000 for each calendar year thereafter. The Agreement will terminate in the event that the Company does not meet the minimum royalty payment requirements. Accrued royalties totaled $170,000, $500,000 and $263,000 at December 31, 1998 and 1999 and
September 30, 2000, respectively.

   In September 2000, the Company entered into a license agreement whereby the Company obtained the exclusive right to certain patents in exchange for an issue fee of $300,000. The Company is obligated to make royalty payments based on future sales of products that incorporate this patented technology. As of September 30, 2000, accrued royalties related to this agreement are $0 (unaudited).

   As of September 30, 2000, the Company is obligated under two standby letters of credit with a bank totaling $240,000 (unaudited). The beneficiaries are the lessors of the Company's operating facilities.

   In July 2000, the Company entered into an eighty-six month lease for approximately 31,400 square of space in Houston, Texas for its optical sensing operations. The lease requires annual rental payments commencing at $196,000 (unaudited) and increasing to $204,000 (unaudited) over the term of the lease. The lease provides for a five-year renewal at the Company's option.

   As of October 1, 2000, the Company entered into a ten-year lease for approximately 28,000 square feet of manufacturing and administrative space at property located adjacent to its present Wallingford, Connecticut facility. This space will be used primarily for the Company's optical networking operations. The lease contains escalating rental payments totaling approximately $1.8 million and provides for a five-year renewal at the Company's option.

12. Related Parties

   During the nine months ended September 30, 2000 and the years ended December 31, 1999 and 1998, the Company received consulting services and purchased material from OptoPlan totaling $568,000, $941,000 and $666,000, respectively.

   As more fully described in Note 8, the Company granted loans to certain of its officers pursuant to the 2000 Executive Loan Program.

   In August 2000, the Company received a purchase agreement from Corvis Corporation, whereby Corvis agreed to purchase optical networking products from the Company over the next two years. As of September 30, 2000, the Company had not shipped any products under this agreement. The Chairman of the Company's Board of Directors is the Chairman of the Board of Directors, President and Chief Executive Officer and a shareholder of Corvis.

13. Subsequent events (unaudited)

   On October 3, 2000, the Company's Board of Directors increased the number of shares authorized under the 1997 Stock Option Plan to 8,400,000 shares.

   In December 2000, the Company amended various borrowing agreements with a lender. Pursuant to these amendments, the revolving equipment line of credit/term loan and the $5 million credit facility mature in May 2001.

INSIDE BACK COVER OF PROSPECTUS

                           [DESCRIPTION OF GRAPHICS]

Headline:      AgileWave Family of Products

Illustrations: This page has three illustrations running from the top to bottom of the page.

               The first illustration consists of a photograph of Cidra's Passive Athermal Bragg Grating Filters. To the right of the picture is text that reads:

                    Athermal Filters
                    --   Stabilizes optical wavelength with exceptional
                         performance and reliability
                    --   Eliminates the need for external heating and cooling
                    --   Standard or customized optical filters

               The second illustration consists of a photograph of Cidra's Tunable Grating Modules that are currently being tested. To the right of the picture is text that reads:

                    Tunable Grating Modules
                    (In Alpha Test)
                    --   Precise tuning and setting of optical filter
                    --   Digitally programmable operation
                    --   Standard or customized optical filter
                    --   Enables wavelength routing and conditioning

               The third illustration consists of a photograph of two of Cidra's subsystem products that are currently being developed. To the right of the picture is text that reads:

                    Subsystem Products
                    (Under Development)
                    --   Integrated  board-level product customized for specific
                         applications
                    --   Complete with interface electronics and software for
                         ready installation/integration into customer equipment
                    --   High level of embedded software

logo:          The CiDRA logo is located in the bottom right corner of the page.

                                  [CiDRA logo]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee, The Nasdaq National Market Listing Fee and the NASD Filing Fee.

      SEC Registration Fee.......................................... $   32,546
      Nasdaq National Market Listing Fee............................     90,000
      NASD Filing Fee...............................................     15,500
      Printing and Engraving Fees...................................    150,000
      Legal Fees and Expenses.......................................    350,000
      Accounting Fees and Expenses..................................    350,000
      Blue Sky Fees and Expenses....................................     10,000
      Transfer Agent and Registrar Fees.............................     10,000
      Miscellaneous.................................................     41,954
                                                                     ----------
        Total....................................................... $1,050,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Our restated certificate of incorporation and restated bylaws provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of CiDRA Corporation or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our restated certificate of incorporation and restated bylaws provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

   Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

   Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Ninth of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

  . from any breach of the director's duty of loyalty to us or our stockholders;

  . from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  under Section 174 of the Delaware General Corporation Law; and

  . from any transaction from which the director derived an improper personal benefit.

   We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

   Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 hereto, which provides for indemnification by the underwriters of CiDRA, our directors and officers who sign the Registration Statement and persons who control CiDRA, under certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

   In the three years preceding the filing of this Registration Statement, we have sold the following securities that were not registered under the Securities Act. The following information gives effect to a 2-for-1 split of our common stock effected on April 7, 2000.

   (a) Issuances of Capital Stock and Warrants

   The sale and issuance of the securities described in paragraphs (1), (2),
(3), (4) and (5) below were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated thereunder.

  (1) On April 28, 1997 and August 11, 1997, we sold and issued a total of 1,133,333 shares of Series A Convertible Preferred Stock for $3.00 per share to four investors in a private placement. In connection with the August sale, in accordance with anti-dilution provisions granted to the purchasers in April, we sold and issued an additional 141,828 shares of Series A preferred stock to the three April purchasers for $.01 per share. Each share of our Series A preferred stock is convertible into six shares of common stock.

  (2) On February 12, 1998, we sold and issued a total of 2,489,272 shares of Series B Convertible Preferred Stock for $6.99 per share to ten investors in a private placement. Each share of our Series B preferred stock is convertible into six shares of common stock.

  (3) On April 13, 1999, June 28, 1999 and July 30, 1999, we sold and issued a total of 1,624,225 shares of Series C Convertible Preferred Stock for $19.50 per share to 13 investors in a private placement. Each share of our Series C preferred stock is convertible into six shares of common stock.

  (4) On June 20, 2000, we sold and issued a total of 1,110,622 shares of Series D Convertible Preferred Stock for $90.00 per share to 65 accredited investors in a private placement. Each share of our Series D preferred stock is convertible into six shares of common stock. In addition, these investors also received warrants to purchase up to an aggregate number of shares of common stock equal to approximately 4.5% of the shares sold to the public in this offering. These warrants are exercisable at a price equal to the initial public offering price.

  (5) On February 18, 1998, we issued 700,000 shares of our common stock to one entity in exchange for a 40% equity interest in OptoPlan A.S., a Norwegian company.

   (b) Certain Grants and Exercises of Stock Options

   The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

   Pursuant to our stock plans and certain stand-alone stock option agreements, we have issued options to purchase an aggregate of 8,579,620 shares of common stock. Of these options:

  . options to purchase 359,865 shares of common stock have been canceled or lapsed without being exercised;

  . options to purchase 4,744,591 shares of common stock have been exercised, of which 1,771,659 shares are subject to a right of repurchase by us that lapses over time; and

  . options to purchase a total of 3,475,164 shares of common stock are currently outstanding, at a weighted average exercise price of $3.11 per share.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

  Exhibit
   Number                          Description of Exhibit
  -------                          ----------------------
     *1.1   Form of Underwriting Agreement.
     +3.1   Fifth Restated Certificate of Incorporation of the Registrant.
     *3.1.1 Certificate of Amendment to the Fifth Restated Certificate of
            Incorporation of the Registrant.
     *3.2   Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
     +3.3   Amended and Restated Bylaws of the Registrant.
     +3.4   Restated Bylaws of the Registrant to be effective upon completion of this offering.
     +4.1   Form of Common Stock Certificate.
     *5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.,
            counsel to the Registrant, with respect to the legality of securities being registered.
    +10.1   The Registrant's 2000 Employee, Director and Consultant Stock Plan.
    +10.2   The Registrant's 1997 Stock Option Plan.
    +10.3   The Registrant's 2000 Employee Stock Purchase Plan.
    +10.4   Preferred Stock Purchase Agreement dated June 20, 2000 by and among the Registrant and certain investors.
    +10.5   Lease dated March 11, 1998, as amended on June 1, 1998, by and between WEI Barnes Road, LLC and the Registrant.
    +10.6   Lease effective as of October 1, 2000 by and between 6750 Main
            Street, Inc. and the Registrant.
    +10.7   Lease dated July 7, 2000, as amended, by and between D/S 16600 Park
            Row, Ltd. and the Registrant.
    +10.8   The Registrant's 2000 Executive Loan Program.
    +10.9   Consulting Services Contract dated August 1, 2000 by and between BP
            Exploration & Oil, Inc. and Amoco Production Company and the
            Registrant.
    +10.10  Employment Agreement dated October 3, 2000 by and between the
            Registrant and F. Kevin Didden.
    +10.11  Employment Agreement dated October 3, 2000 by and between the
            Registrant and Alan D. Kersey.
    +10.12  Employment Agreement dated August 1, 1999 by and between the
            Registrant and Ann Iseley.
    +10.13  Employment Agreement dated October 3, 2000 by and between the
            Registrant and Michael Grillo.
  @**10.14  Purchase Agreement dated August 7, 2000 by and between Corvis
            Corporation and the Registrant.
    +11.1   Statement of Computation of Loss Per Share
     23.1   Consent of PricewaterhouseCoopers LLP
    *23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
            Exhibit 5.1)
    +24.1   Powers of Attorney
    +27.1   Financial Data Schedule

--------
 * To be filed by amendment.
 + Previously filed.

** Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

@ Replaces previously filed exhibit.

   (b) Financial Statement Schedules

   Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wallingford, Connecticut, on December 21, 2000.

                                          CiDRA Corporation

                                                    /s/ F. Kevin Didden
                                          By: _________________________________
                                                      F. Kevin Didden
                                                President & Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

              Signature                             Title                     Date
              ---------                             -----                     ----

         /s/ F. Kevin Didden           President, Chief Executive         December 21, 2000
______________________________________  Officer and Director (principal
           F. Kevin Didden              executive officer)

          /s/ Faye A. Iseley           Vice President and Chief           December 21, 2000
______________________________________  Financial Officer (principal
            Faye A. Iseley              financial and accounting
                                        officer)

         /s/ Alan D. Kersey*           Director                           December 21, 2000
______________________________________
            Alan D. Kersey

        /s/ Will Honeybourne*          Director                           December 21, 2000
______________________________________
           Will Honeybourne

           /s/ David Huber*            Director                           December 21, 2000
______________________________________
          David Huber, Ph.D.

          /s/ David Palmer*            Director                           December 21, 2000
______________________________________
             David Palmer

         /s/ Asmund Slogedal*          Director                           December 21, 2000
______________________________________
           Asmund Slogedal

          /s/ John Spirtos*            Director                           December 21, 2000
______________________________________
             John Spirtos

* By executing his name hereto, Michael Grillo is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

          /s/ Michael Grillo
By: _____________________________
            Michael Grillo
           Attorney-in-Fact

  Exhibit
   Number                          Description of Exhibit
  -------                          ----------------------
     *1.1   Form of Underwriting Agreement.
     +3.1   Fifth Restated Certificate of Incorporation of the Registrant.
     *3.1.1 Certificate of Amendment to the Fifth Restated Certificate of
            Incorporation of the Registrant.
     *3.2   Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
     +3.3   Amended and Restated Bylaws of the Registrant.
     +3.4   Restated Bylaws of the Registrant to be effective upon completion of this offering.
     +4.1   Form of Common Stock Certificate.
     *5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.,
            counsel to the Registrant, with respect to the legality of securities being registered.
    +10.1   The Registrant's 2000 Employee, Director and Consultant Stock Plan.
    +10.2   The Registrant's 1997 Stock Option Plan.
    +10.3   The Registrant's 2000 Employee Stock Purchase Plan
    +10.4   Preferred Stock Purchase Agreement dated June 20, 2000 by and among the Registrant and certain investors.
    +10.5   Lease dated March 11, 1998, as amended on June 1, 1998, by and between WEI Barnes Road, LLC and the Registrant.
    +10.6   Lease effective as of October 1, 2000 by and between 6750 Main
            Street, Inc. and the Registrant.
    +10.7   Lease dated July 7, 2000, as amended, by and between D/S 16600 Park
            Row, Ltd. and the Registrant.
    +10.8   The Registrant's 2000 Executive Loan Program.
    +10.9   Consulting Services Contract dated August 1, 2000 by and between BP
            Exploration & Oil, Inc. and Amoco Production Company and the
            Registrant.
    +10.10  Employment Agreement dated October 3, 2000 by and between the
            Registrant and F. Kevin Didden.
    +10.11  Employment Agreement dated October 3, 2000 by and between the
            Registrant and Alan D. Kersey.
    +10.12  Employment Agreement dated August 1, 1999 by and between the
            Registrant and Ann Iseley.
    +10.13  Employment Agreement dated October 3, 2000 by and between the
            Registrant and Michael Grillo.
  @**10.14  Purchase Agreement dated August 7, 2000 by and between Corvis
            Corporation and the Registrant
    +11.1   Statement of Computation of Loss Per Share
     23.1   Consent of PricewaterhouseCoopers LLP
    *23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
            Exhibit 5.1)
    +24.1   Powers of Attorney
    +27.1   Financial Data Schedule

--------
 * To be filed by amendment.
 + Previously filed.

** Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

@Replaces previously filed exhibit.